Exhibit 10.6
Confidential
CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER A CONFIDENTIAL TREATMENT REQUEST, PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
CO-DEVELOPMENT and COMMERCIALIZATION AGREEMENT
THIS AGREEMENT, effective as of the last date of execution by the parties hereto (hereinafter referred to as the “Effective Date”) is by and between Psynova Neurotech Ltd., having an address at St. John’s Innovation Centre, Cowley Road, Cambridge CB4 0WS, UK (hereinafter referred to as “Psynova”) and Rules Based Medicine, Inc. a corporation having its principal place of business at 3300 Duval Road, Austin, Texas 78759, USA (hereinafter referred to as “RBM”).
RECITALS
1.	Psynova is a leading neurological disorder diagnostic development company.

2.	RBM is a leading immunoassay development and services company.

3.	The parties have agreed that Psynova will provide the Material (hereinafter defined) to RBM for the purposes of conducting a Research and Development Project (hereinafter defined) as described in this Agreement.

4.	RBM will undertake the Research and Development Project specifically utilizing the Material to be supplied by Psynova, and the parties will collaborate in relation to the development, validation, obtaining of regulatory approval, manufacturing and marketing of diagnostic immunoassays for schizophrenia arising from the Research and Development Project.

5.	RBM and Psynova have agreed terms upon which RBM may make an investment of up to £2,725,000 in Psynova by providing loans or subscribing for shares in the capital of Psynova.
NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:
1.	Definitions and interpretation

1.1	When used in this Agreement, each of the following terms shall have the meanings set out in this Article

“Affiliate” means any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with a party;

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York and England.

“Change of Control” means a change in ownership or Control of Psynova effected through a merger, consolidation or acquisition by any person or related group of persons of ownership (directly or indirectly) of all or substantially all of the assets of Psynova or securities possessing more than fifty percent of the total combined voting power of the outstanding securities of Psynova; except that such term does not include (i) a consolidation or merger with a wholly-owned subsidiary of Psynova, (ii) a merger effected exclusively for the purpose of changing the domicile of Psynova, (iii) the issuance of shares in an equity financing (including the conversion of the Debenture) in which Psynova is the surviving corporation, or (iv) any other corporate reorganization, acquisition or other transaction or series of related transactions involving Psynova, in any such case, in which the stockholders of Psynova immediately prior to such transaction or series of related transactions shall own at least 50% of the voting securities of Psynova or the surviving corporation immediately after such transaction or series of related transactions.

“Commercialisation Plan” means the plan for commercialisation of the Testing Services by RBM, as set out in Appendices B and C, with such changes as may be approved by unanimous resolution of the Steering Committee;

“Commercialisation Milestone” means the earlier of:

(a) twelve months following the achievement of the Schizophrenia Product Milestone; and

(b) the point at which the Steering Committee approves by unanimous resolution a business plan for the twelve month period following the Commercialisation Milestone including the revenue forecast, minimum sales target and performance milestones for such period;

provided that the Steering Committee has determined by unanimous resolution that RBM has fulfilled or will fulfil its sales and marketing commitment to enable a product to be launched, including for the avoidance of doubt that the required pre-launch marketing expenditure set out in Appendix C has been made or will be made by RBM, with such changes as may be approved by unanimous resolution of the Steering Committee.

“Commercialisation Term” means the period commencing on the date the Commercialisation Milestone has been met, and ending on the date of termination of this Agreement.

“Commercialisation Term Year” means any twelve (12) month period during the Commercialisation Term that commences on (i) the date the Commercialisation Milestone has been met or (ii) any anniversary of such date.

“Confidential Information” of a party means all information in any medium concerning the business of that party (including without limitation its products, services, plans, strategies, finances, trade secrets and confidential know-how) that comes into the possession of the other party as a result of this Agreement or otherwise, and in respect of Psynova’s Confidential Information includes the data, results and other information arising from the R&D Project;

“Control” or “Controlled” means the ownership of more than 50% of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the entity in question;

“Debenture” means the debenture to be granted by Psynova in favour of RBM in accordance with clause 2.7 to secure the Facility, in agreed form.

“Debenture Purchase Agreement” means the debenture purchase agreement between RBM, Psynova and others relating to the purchase of the Debenture.

“Debt” has the meaning given in clause 2.2.

“Deed of Adherence” means a deed of adherence to the Shareholder Agreement, in the form set out in Appendix D, subject to such amendments as may be required to reflect changes to the shareholders of Psynova or amendments to the Shareholder Agreement.

“Diagnostic Kits” means a diagnostic kit derived from the Schizophrenia Product which aids in the diagnosis, stratification, treatment, or research of schizophrenia, and which has obtained all necessary regulatory approvals.

“Executive Officer” shall mean the Chief Executive Officer of RBM and the Chairman of Psynova.

“Facility” has the meaning given in clause 2.1

“Future Products” means any:
(a)	new product developed by Psynova or any Affiliate for depression, bipolar disorder, autism, or additional psychiatric and neurological disorders (‘Relevant Disorders’); or

(b)	new applications for existing products and improved versions of existing products for Relevant Disorders, including a test or tests that additionally aid in the diagnosis, stratification, treatment, and research of Relevant Disorders;

“Insolvency Event” means in respect of a party:
(c)	an order is made or a resolution is passed for the winding-up of the party except in the case of a voluntary winding-up for the purposes of a solvent amalgamation or reconstruction which has been approved in writing by the other party (such approval not to be unreasonably withheld or delayed);

(d)	an administrator, receiver, administrative receiver or trustee in bankruptcy is appointed in relation to the party or all or substantially all of its assets;

(e)	the holder of any security over all or substantially all of the assets of the party takes any step to enforce that security;

(f)	all or substantially all of the assets of the party are subject to attachment, sequestration, execution or any similar process;

(g)	the party is unable to pay its debts as they fall due or enters into a composition or arrangement with its creditors or any of them; or

(h)	anything analogous to any of the events described in paragraphs (a) — (e) occurs in any jurisdiction.
Provided that paragraph (a) does not apply to a petition for winding-up presented by a creditor which is frivolous or vexatious and is being contested in good faith and with due diligence and is discharged or struck out within 21 days.

“Intellectual Property” or “IP” means all patents and patent rights (including supplementary protection certificates and the like), rights in inventions, trade marks, copyright, rights in designs, database rights, utility models, rights to goodwill, applications and rights to apply for any of those rights, know-how, trade secrets, rights in confidential information and all other intellectual property rights or forms of protection of a similar or equivalent nature or effect which may subsist anywhere in the world (whether or not registered or capable of registration), together with all applications for registration of and rights to apply for any of the above.

“Invention” means an invention conceived by one or more employee or agent of either Psynova or RBM or the parties jointly, which invention arises from the R&D Project or otherwise under the terms of this Agreement, and includes without limitation all New Biomarkers and New Assays.

“IVD Directive” means European Parliament and Council Directive 98/79/EC on ‘In Vitro Diagnostic Medical Devices’ and comparable directives issued by the United States Food and Drug Administration.

“Know-How” means all technical expertise, information, know-how, knowledge and experience not in the public domain which is developed either by RBM employees or agents, or Psynova employees or agents, or jointly by the parties under the R& D Project or otherwise under this Agreement, but excluding the data and results arising from the R&D Project.

“Laws” means all applicable laws, statutes, regulations, directives (including without limitation the IVD Directive), guidelines, mandatory standards and codes of conduct (and such standards and codes of conduct that constitute general industry practice), orders, rules, directions and by-laws made by any regulatory or statutory agency or authority, or any other authority or public body;

“Marketing Plan” means the plan set out in Appendix B;

“Material Adverse Change” means the occurrence of any event (including, without limitation, the filing of any claim, litigation, arbitration or administrative proceeding or the receipt of any threat to file any claim, litigation, arbitration or administrative proceeding) or series of events which is reasonably likely to have a material adverse effect on, or reasonably likely to result in a material adverse change with respect to, any material licenses, contract rights or intellectual property rights of Psynova, but excluding any event or series of events initiated or otherwise taken by RBM.

“Material” means biomarkers for schizophrenia, as described in the R&D Plan for Phase 1 of the Research and Development Project.

“New Biomarkers” means all biomarkers developed by RBM employees or agents, Psynova employees or agents, or the parties jointly as a result of or in connection with the R&D Project.

“New Assays” means all assays developed by RBM employees or agents, Psynova employees or agents, or the parties jointly as a result of or in connection with the R&D Project.

“Phase I” means the first phase of the R&D Project, the complete R&D Plan for which is set out in Part 1 of Appendix A.

“Phase II” means the second phase of the R&D Project, an outline of the R&D Plan for which is set out in Part 2 of Appendix A.

“Preferred A Ordinary Shares” means Preferred A Ordinary shares of £0.0001 each in the capital of Psynova.

“Psynova Background IP” means Intellectual Property developed by Psynova independently of the R&D Project and this Agreement, which relates to any Schizophrenia Product.

“Psynova Right” has the meaning given in clause 3.2.

“Quarter” shall mean each three month period commencing on 1 January, 1 April, 1 July and 1 October in a calendar year, and “Quarterly” shall mean each period comprising a Quarter.

“R&D Plan” means the plan for each of Phase I and Phase II of the R&D Project, including the obligations of each party and the timeframe for meeting each obligation. The complete R&D Plan for Phase I is set out in Part 1 of Appendix A. An outline of the R&D Plan for Phase II

(which plan is to be finalised by the R&D Committee under clause 6) is set out in Part 2 of Appendix A.

‘R&D Committee’ has the meaning set out in clause 6.1.

‘R&D Term’ means the period commencing on the Effective Date and ending on the date that both Phase I and Phase II of the R&D Project are complete.

“Reasonable Best Endeavours” means a party’s reasonable best endeavours in accordance with reasonable and customary commercial practice in the industry.

“RBM Right” has the meaning given in clause 3.1.

“Relevant Services” means the services to be provided by RBM in connection with the R&D Project, as set out in the R&D Plans for Phase I and Phase II, including biomarker assay development and biomarker assay testing services.

“Research and Development Project” or “R&D Project” means the research program to be conducted by RBM under this Agreement to develop, validate, manufacture and market diagnostic assays, a more detailed description of which is set out in Appendix A. The R&D Project shall be divided into Phase 1 and Phase II.

“Schizophrenia Product” means a product arising from the R&D Project, being a test or tests that aids the early diagnosis stratification, treatment, or research for schizophrenia, including all modifications, improvements and enhancements of such product(s) that aid the early diagnosis, stratification, treatment or research of schizophrenia.

“Schizophrenia Product Milestone” means achieving each of the following results in the validation study for the Schizophrenia Product, as defined in the R&D plan for Phase I as set out in Part 1 of Appendix A:
(a)	The analyte assays selected for the Schizophrenia Product, when tested against the validation plasma/ serum sample set, must demonstrate at least [***] specificity and [***] sensitivity in distinguishing schizophrenia samples from healthy controls.

(b)	The analyte assays selected for the Schizophrenia Product will distinguish schizophrenia from at least one other central nervous system disorder tested in the validation phase [***].

(c)	The analyte assays selected for the Schizophrenia Product, when retested in a double blind design, against a subset of the validation set (up to 200 samples), must again demonstrate at least [***] specificity and [***] sensitivity in distinguishing schizophrenia samples from healthy controls.
“Shareholder Agreement” means the shareholder agreement between Porton Capital Technology Funds, Psynova and others relating to Psynova dated 3 March 2006 as amended;

“Shareholder Undertaking” means the consent and undertaking by the shareholders of Psynova in favour of Psynova and RBM, dated on or about the date of this Agreement;

“Steering Committee” has the meaning set out in clause 5.1.

“Targeted Territory” means the countries in which RBM will be responsible for the sales and marketing of the Testing Services, being the US, UK, Germany, Switzerland, and such additional countries that the Steering Committee unanimously agrees under clause 5 and 12.2 to include in the Targeted Territory.

“Technical File” means all necessary documents and information to fully satisfy the requirements of the IVD Directive, including demonstrating conformity with the essential requirements set out in Annex I of the IVD Directive;

“Territory” means all countries of the world.

“Testing Services” means the testing services for the diagnosis, stratification, treatment, or research of schizophrenia, which is based on any Schizophrenia Product, and which RBM is licensed to commercialise under clause 12.

“Written Resolution” means the written resolution of the shareholders of Psynova to be adopted at completion of the first exercise of the RBM Right or Psynova Right, in the form set out in Appendix E, subject to such amendments as may be required to reflect changes to the articles of association of Psynova.

1.2	Interpretation

In this Agreement:
1.2.1	all references to clauses and Appendices are references to clauses and Appendices to this Agreement unless the context otherwise requires. All Appendices are incorporated into and form part of this Agreement;

1.2.2	references to statutory provisions shall, except where the context requires otherwise, be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions (whether before or after the date of this Agreement from time to time);

1.2.3	unless the context otherwise requires, references to the singular include the plural and vice versa, references to any gender include all other genders, and references to “persons” shall include individuals, bodies corporate, unincorporated associations, businesses and partnerships;

1.2.4	headings are for ease of reference only and do not affect interpretation;

1.2.5	references to the words “includes” or “including” shall be construed without limitation to the generality of the preceding words; and
2.	Provision of facility by RBM

2.1	Subject to and conditional upon Psynova having executed the Debenture and the Debenture Purchase Agreement in accordance with clause 2.7 and having taken all actions in accordance with clause 2.8, RBM, relying upon the representations and warranties set out in schedule 4 of the Debenture Purchase Agreement, shall make available the following loan facilities to Psynova:
2.1.1	£525,000 in cash, and shall transfer the full amount to Psynova by telegraphic transfer; and

2.1.2	£500,000 as a credit facility which Psynova may use to purchase Relevant Services from RBM on the signing of, and in accordance with, this Agreement,

the aggregate amount of £1,025,000 to be made available by RBM in accordance with this clause being referred to as the “Facility”.
2.2	Interest on the outstanding amount of the Facility that has been drawn by Psynova (the “Debt”) will accrue from day to day at the rate of 8 per cent per annum commencing on the Effective Date. Interest shall be accrued on a monthly basis and added to principal.

2.3	The interest payable by Psynova shall be less any withholding or deduction required by law.

2.4	Provided the RBM Right or the Psynova Right has not been exercised, Psynova shall repay all Debt and accrued interest in full on 31 December 2009.

2.5	RBM may demand immediate repayment of the Debt in full or in part together with accrued interest and/or enforce any security constituted under the Debenture in accordance with the terms of the Debenture if any of the following events occur (each event referred to as an “Event of Default”):
2.5.1	failure by Psynova to repay the Debt in full on 31 December 2009;

2.5.2	a Change of Control shall occur with respect to Psynova;

2.5.3	the occurrence of any Insolvency Event;

2.5.4	it is or becomes unlawful for Psynova to perform any of its material obligations under this Agreement, the Debenture or the Debenture Purchase Agreement;

2.5.5	if Psynova fails to comply with any of the material obligations expressed to be assumed by it under this Agreement (except for the repayment obligation under clause 2 hereof), the Debenture or the Debenture Purchase Agreement, provided that, where such failure is capable of being remedied, such failure has not been remedied within a period of thirty (30) days after written notice from RBM to Psynova requiring it to remedy such failure or, as the case may be, procure that such failure is remedied; or

2.5.6	the occurrence of any Material Adverse Change, provided that, where such Material Adverse Change is capable of being remedied, such Material Adverse Change has not been remedied within a period of thirty (30) days after written notice from RBM to Psynova requiring it to remedy such Material Adverse Change or, as the case may be, procure that such Material Adverse Change is remedied in each case so long as the RBM Right or the Psynova Right has not been exercised.

2.6	Clause 2.5 above shall not apply to any step, procedure or action permitted under the terms of this Agreement.

2.7	The Facility will be secured by a first ranking fixed and floating charge over the entire assets and undertaking present and future of Psynova and an assignment of contractual rights and insurance policies to the benefit of Psynova. Immediately following the execution of this Agreement, Psynova shall execute the Debenture and the Debenture Purchase Agreement.

2.8	Psynova shall take all other actions requested by RBM to give effect to such charge or the other agreements contemplated by this clause 2.

2.9	In the event of the RBM Right or the Psynova Right being exercised, RBM shall automatically be deemed also to have subscribed for Preferred A Ordinary Shares in respect of the aggregate of the full amount of the Debt together with all accrued interest and that part (if any) of the

Facility that remains undrawn at that time (such undrawn part being the “Balance”). For the avoidance of doubt, the consideration for the issue of Shares pursuant to this clause 2.9 shall be the aggregate of the Debt, interest thereon and an irrevocable commitment by RBM to provide Relevant Services to Psynova in accordance with this Agreement to a value, calculated in accordance with this Agreement, equal to the Balance.

The subscription shall be made at £0.08086 per Preferred A Ordinary Share. No fractions of shares shall be issued and the number of shares to be issued shall be rounded down to the nearest whole number.

Completion of this subscription shall take place five Business Days after the date on which notice is given under clause 3.1.2 or 3.2.3 to exercise the RBM Right or the Psynova Right when Psynova shall allot and issue to RBM the number of Preferred A Ordinary Shares subscribed for, enter RBM in its Register of Members as the holder of those shares, and issue a certificate in respect of those shares. Preferred A Ordinary Shares so allotted and issued shall be credited as fully paid, and shall rank pari passu with the shares of the same class in issue on the date of issue, including the right to participate in all dividends declared or paid, and all other distributions made, in respect of such shares after the date of issue.

Following the completion of this subscription, Psynova shall have no further liability to RBM in respect of the Debt or any accrued interest.

3.	RBM option to acquire shares

3.1	Psynova grants to RBM the right (the “RBM Right”) to subscribe for 19,562,716 Preferred A Ordinary Shares subject to the following terms:
3.1.1	the price per Preferred A Ordinary Share shall be £0.0869

3.1.2	the right must be exercised by RBM giving written notice to Psynova; and

3.1.3	the right shall lapse and terminate on the first to occur of (i) six months following the Schizophrenia Product Milestone, or (ii) 31 December 2009.
3.2	RBM grants to Psynova the right (the “Psynova Right”) to require RBM to subscribe for 19,562,716 Preferred A Ordinary Shares subject to the following terms:
3.2.1	the right shall only become exercisable if the Schizophrenia Product Milestone occurs on or prior to 31 December 2008;

3.2.2	the price per Preferred A Ordinary Share shall be £0.0869;

3.2.3	the right must be exercised by Psynova giving written notice to RBM;

3.2.4	the right shall lapse and terminate six months following the Schizophrenia Product Milestone;

3.2.5	an Insolvency Event with respect to Psynova has not occurred;

3.2.6	a Change of Control with respect to Psynova has not occurred;

3.2.7	Psynova is not in material breach of this Agreement, the Debenture or the Debenture Purchase Agreement or any agreement between Psynova and Cambridge Enterprise Limited and its Affiliates;

3.2.8	a Material Adverse Change with respect to Psynova has not occurred that is continuing
3.3	Completion of the exercise of the RBM Right or the Psynova Right shall take place five Business Days after notice is given under clause 3.1.2 or 3.2.3 when:
3.3.1	RBM shall satisfy the subscription price due by either:
(a)	paying to Psynova by telegraphic transfer the aggregate price due for the Preferred A Ordinary Shares subscribed for; or

(b)	irrevocably committing to provide Relevant Services to Psynova in accordance with this Agreement to a value, in accordance with this Agreement, equal to the aggregate price due for the Preferred A Ordinary Shares subscribed for, provided that the maximum amount that may be satisfied in accordance with paragraph (b) above is £850,000;

3.3.2	Psynova shall allot and issue to RBM the number of Preferred A Ordinary Shares subscribed for, enter RBM in its Register of Members as the holder of those shares, and issue a certificate in respect of those shares. Preferred A Ordinary Shares so allotted and issued shall be credited as fully paid, and shall rank pari passu with the shares of the same class in issue on the date of issue, including the right to participate in all dividends declared or paid, and all other distributions made, in respect of such shares after the date of issue; and

3.3.3	on exercise of the RBM Right or Psynova Right:
(a)	RBM shall execute the Deed of Adherence and Psynova shall execute it on behalf of each of its shareholders in accordance with the power of attorney given to it by the Shareholder Undertaking; and

(b)	Psynova shall circulate the Written Resolution to shareholders for signature and shall execute it on behalf of each of those shareholders in accordance with the power of attorney given to it by the Shareholder Undertaking.
3.4	Any notice given under clause 3.1.2 or 3.2.3 shall be irrevocable unless otherwise agreed by the parties.

3.5	In addition to RBM’s rights under section 5 of the Debenture Purchase Agreement, Psynova undertakes to RBM that at all times until either the RBM Right or Psynova Right has been exercised and has completed or both the RBM Right and the Psynova Right have lapsed, it shall:
3.5.1	keep freely and unconditionally available for issue out of its authorised but unissued share capital such number of Preferred A Ordinary Shares as will enable the RBM Right and Psynova Right to be satisfied in full;

3.5.2	not make any issue, grant or distribution or take any other action the effect of which would be that, on the exercise of the RBM Right or the Psynova Right, it would be required to issue Preferred A Ordinary Shares at a discount;

3.5.3	send to RBM a copy of every notice, circular, accounts or other document required by law to be sent by Psynova generally to the holders of the Preferred A Ordinary Shares or its other ordinary share capital at the same time as they are sent to such shareholders;

3.5.4	not without RBM’s prior written consent:
(a)	issue any share capital by way of capitalisation of profits or reserves (including share premium account and any redemption reserve fund);

(b)	pay any dividend;

(c)	cancel, reduce or purchase any of its issued or authorised share capital;

(d)	modify the rights attaching to Preferred A Ordinary Shares or consolidate or subdivide Preferred A Ordinary Shares into shares of larger or smaller denomination than £0.0001;

(e)	issue any share other than as set out in the Director’s Option ( Director’s Option having the meaning given in the Shareholder Agreement);

(f)	issue any share which has preferential rights to income or capital to those attaching to Preferred A Ordinary Shares;

(g)	fail to abide by any of its obligations, restrictions, covenants or agreements under this Agreement, the Debenture or the Debenture Purchase Agreement
4.	R&D Project and Relevant Services

4.1	The R&D Project shall be conducted in two phases, being Phase I and Phase II.

4.2	RBM shall provide the Relevant Services for each of Phase I and Phase II, in accordance with the relevant R&D Plan for each Phase, and shall use its Reasonable Best Endeavours to meet the timeframes set out in each R&D Plan for delivery of the Relevant Services.

4.3	Before providing each Relevant Service, RBM shall provide to Psynova a written quotation setting out its total fees for the provision of such Relevant Service, which fees shall be determined in accordance with the pricing for the Relevant Service as set forth in the R&D Plan. Upon successful completion of each such Relevant Service in accordance with the R&D Plan, RBM shall notify Psynova in writing and, subject to any dispute between the parties in relation to such Relevant Service, the fees set out in RBM’s quotation for the Relevant Service shall be applied against the credit for such services as provided in clauses 2.1.2 and 3.3.1(b) of this Agreement.

4.4	RBM shall, and shall procure that each of its employees and agents conduct the Relevant Services:
4.4.1	with all due care and skill, and to the best of their knowledge and expertise and with the same level of diligence and skill as RBM typically provides in the ordinary course of its business;

4.4.2	in accordance with all Laws;

4.4.3	in accordance with all reasonable directions from Psynova from time to time consistent with the terms of this Agreement.

4.5	RBM and Psynova shall co-develop the Schizophrenia Product during Phase I of the R&D Project under the R&D Plan. The parties envisage that Psynova and RBM will work together to co-develop improvements to the Schizophrenia Product in Phase II of the R&D Project under the R&D Plan. Any Relevant Service provided by RBM, for which a quotation has been provided under clause 4.3 and accepted by Psynova, and which is in excess of the amounts referred to in clause 2.1.2 (as to Phase I) and clause 3.3.1(b) (as to Phase II) shall be the responsibility of and invoiced to Psynova upon successful completion of the Relevant Service in accordance with the R&D Plan. The amount invoiced by RBM shall not exceed the amount set out in the quotation accepted by Psynova for the provision of the Relevant Service.

4.6	Phase I of the R&D Project shall be completed when a Schizophrenia Product developed in accordance with the R&D Plan for Phase I complies with the Schizophrenia Product Milestone. The determination of whether a Schizophrenia Product complies with the Schizophrenia Product Milestone shall be made in accordance with clauses 5.8 and 5.9.

4.7	Phase II of the R&D Project shall be completed when the Steering Committee determines that the R&D Plan for Phase II has been completed in accordance with clauses 5.8 and 5.9.

4.8	Upon successful completion of the Schizophrenia Product Milestone, RBM shall have the right to commercialise the Testing Services in accordance with clause 12.

4.9	The Parties shall co-operate with each other and work together to acquire grant and other outside funding from sources such as the Stanley Medical Research Institute.

5.	Steering Committee

5.1	Within five (5) Business Days after the Effective Date, the parties shall establish a steering committee (“Steering Committee”) comprising three (3) senior managers from Psynova and two (2) senior managers from RBM (each such manager being referred to herein as a “Representative”). Each party shall promptly notify the other party of its Representatives, and may replace its Representatives at any time upon reasonable prior written notice to the other party.

5.2	Each party shall have the right to appoint an alternative representative to attend specified meetings of the Steering Committee in place of a Representative on reasonable prior written notice to the other party.

5.3	Each party shall designate one of its Representatives as co-chair of the Steering Committee, and such co-chairs shall serve as the primary points of contact between the parties with respect to matters relating to this Agreement.

5.4	The Steering Committee shall meet regularly, either in person, by telephone or by video conference, on such dates, and at such times and locations as are agreed between the parties, providing that the Steering Committee shall meet at least four (4) times every calendar year.

5.5	The quorum for meetings of the Steering Committee shall be at least one Representative of each party.

5.6	Each party shall be responsible for its own expenses for participating in the Steering Committee.

5.7	The Steering Committee shall have authority to:
5.7.1	discuss progress made and any difficulties encountered;

5.7.2	plan and establish priorities;

5.7.3	oversee the execution of the R&D Project in accordance with the R&D Plan for both Phase I and Phase II;

5.7.4	coordinate and direct the mutual efforts of the parties; and

5.7.5	provide strategic guidance.
in relation to the both the R&D Project, and RBM’s commercialisation of the Testing Services and any Diagnostic Kits under this Agreement.

5.8	Each member of the Steering Committee shall have one vote. Subject to clause 5.11, the Steering Committee shall have authority to decide matters relating to its purposes as set out in clause 5.7. All such matters shall be decided by majority vote, except for the following major matters, which require the unanimous resolution of all of the Steering Committee members:
5.8.1	any additional countries that shall be added to the Targeted Territory in which RBM will sell and market the Testing Services, and any consequent changes to the Marketing Plan, and the revenue forecast, minimum sales targets and performance milestones referred to in clauses 12.11 and 12.12 on account of the addition of such countries to the Targeted Territory;

5.8.2	the determination of a commercialisation strategy and plan for the Diagnostic Kits;

5.8.3	the validation studies required to determine whether the Schizophrenia Product complies with the Schizophrenia Product Milestone;

5.8.4	determination of whether the Schizophrenia Product complies with the Schizophrenia Product Milestone;

5.8.5	determination of whether the R&D Plan for Phase II has been completed;

5.8.6	determination of whether the Commercialisation Milestone has been met;

5.8.7	determination of whether the approval of the Steering Committee is required for any proposed sublicense or subcontract by RBM of the Testing Services or the manufacture of Diagnostic Kits, and if the Steering Committee determines that approval is required, whether the Steering Committee approves such sublicence or subcontract;

5.8.8	determination of the business plan, revenue forecast, minimum sales target and performance milestones for each Commercialisation Term Year; and

5.8.9	any matter referred to the Steering Committee under clause 6.8 or any other matter described in this Agreement (including the R&D Plan) that is to be determined by unanimous resolution of all the Steering Committee members.
5.9	In the event that the members of the Steering Committee are not able to reach consensus in relation to any matter requiring unanimous resolution under clause 5.8 within fourteen (14) days of such matter first being considered by the Steering Committee, the matter shall be referred to the respective Executive Officer of each party for resolution. If the Executive Officers are not able to reach resolution within fourteen (14) days of such matter being referred to them, then if the failure to agree is in relation to:

5.9.1	the matter referred to in clause 5.8.1, the country will not be added to the Targeted Territory;

5.9.2	the matter referred to in clause 5.8.2, RBM shall not be licensed under clause 13.3 to market and sell the Diagnostic Kits separately from their use in the provision of the Testing Services; and

5.9.3	any matter arising under clauses 5.8.3 — 5.8.9 (inclusive), or any matter referred to the Steering Committee under clause 6.8, the matter shall be referred to an appropriately qualified independent expert (the costs and expenses for which shall be borne by the parties equally) agreed upon by the parties, or selected by Centre for Effective Dispute Resolution in the event the parties cannot agree on an expert within fourteen (14) days, and the decision of such expert shall be final and binding on the parties.
5.10	The minutes of each Steering Committee meeting shall be prepared under the direction of the co-chairs of the Steering Committee, and circulated promptly after each meeting. Such minutes shall include a summary of the matters discussed, decisions made and actions agreed upon by the Steering Committee. Each party shall keep a copy of the minutes of each meeting at its premises.

5.11	The Steering Committee shall have no authority to:
5.11.1	amend or interpret this Agreement;

5.11.2	determine whether or not a breach of this Agreement has occurred; or

5.11.3	alter the rights or obligations of the parties as set out in this Agreement, except in relation to the matters resolved as set out in clause 5.8.
6.	R&D Committee

6.1	Within five (5) Business Days after the Effective Date, the parties shall establish a research and development committee (‘R&D Committee’). Each party may appoint up to four representatives to the R&D Committee as it considers appropriate. Each party shall promptly notify the other party of the representatives it has appointed to the R&D Committee, and each party may replace such representatives at any time upon reasonable prior written notice to the other party.

6.2	Each party shall designate one of its senior managers to be co-chair of the R&D Committee, and such co-chairs shall serve as the primary points of contact between the parties with respect to matters relating to the R&D Project.

6.3	The purpose of the R&D Committee is to plan, establish priorities and coordinate the parties’ activities with respect to matters of science, technology, research and development in connection with the R&D Project, which shall include without limitation:
6.3.1	exchanging scientific and technical information relating to the R&D Project;

6.3.2	preparing, agreeing and implementing an R&D Plan for Phase II of the R&D Project, which R&D Plan shall be based on the outline set out in Part 2 of Appendix A, and shall set out in detail the obligations of each party in relation to Phase II, all deliverables, and the timeframe for completing each obligation and delivering each deliverable.

6.4	The R&D Committee shall meet regularly, either in person, by telephone or by video conference, on such dates, and at such times and locations as are agreed between the parties, providing that the R&D Committee shall meet at least once every calendar month.

6.5	The quorum for meetings of the R&D Committee shall be at least one representative of each party.

6.6	Each party shall be responsible for its own expenses for participating in the R&D Committee.

6.7	Each member of the R&D Committee shall have one vote. Subject to clause 6.10, the R&D Committee shall have authority to decide matters relating to its purposes as set out in clause 6.3. All such matters shall be decided by majority vote, except for the following major matters, which require the unanimous resolution of all of the R&D Committee:
6.7.1	the recommendation by the R&D Committee to the Steering Committee of any product opportunity on the basis that the R&D Committee believes that all relevant milestones in relation to that product have been completed; and

6.7.2	any other matter that the parties agree in writing from time to time requires the unanimous resolution of all of the R&D Committee.
6.8	In the event that the members of the R&D Committee are not able to reach consensus in relation to any matter requiring unanimous resolution under clause 6.7 within fourteen (14) days of such matter first being considered by the R&D Committee, the matter shall be referred to the Steering Committee for resolution. If the Steering Committee is not able to reach resolution within fourteen (14) days of such matter being referred to them, then the procedure set out in clause 5.9 shall apply.

6.9	The minutes of each R&D Committee meeting shall be prepared under the direction of the co-chairs of the R&D Committee, and circulated promptly after each meeting. Such minutes shall include a summary of the matters discussed, decisions made and actions agreed upon by the R&D Committee. Each party shall keep a copy of the minutes of each meeting at its premises.

6.10	The R&D Committee shall have no authority to:
6.10.1	amend or interpret this Agreement;

6.10.2	determine whether or not a breach of this Agreement has occurred; or

6.10.3	alter the rights or obligations of the parties as set out in this Agreement, except in relation to the matters set out in clauses 6.3.2 and 6.7.
7.	Psynova Material Furnished to RBM

7.1	In accordance with the R&D Plan, Psynova shall provide to RBM free of charge, such quantity of Material, and in such instalments, as Psynova in its reasonable discretion determines is necessary to conduct the R&D Project.

7.2	Upon written request by RBM, Psynova may, in its discretion, supply further quantities of Material as is required by RBM in connection with the R&D Project, subject to available supplies and Psynova’s own requirements for the Material.

7.3	RBM shall only use the Material provided by Psynova under this Agreement for the purpose of the R&D Project, and not for any other purpose. RBM shall not sell, distribute or otherwise make available the Material to any third party, except with the prior written consent of Psynova.

7.4	The Material shall at all times remain the sole property of Psynova. This Agreement does not transfer to RBM any Intellectual Property rights in the Materials, and RBM acknowledges that it does not have any right, title or interest in or to the Materials, other than the right to use the Materials in accordance with clause 7.3.

7.5	PSYNOVA MAKES NO REPRESENTATIONS OR WARRANTIES IN RELATION TO THE MATERIALS, AND FOR THE AVOIDANCE OF DOUBT, THE PROVISION OF MATERIAL TO RBM DOES NOT IN ANY WAY CONSTITUTE A REPRESENTATION BY PSYNOVA THAT THE USE OF MATERIAL WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OR ANY OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY. TO THE MAXIMUM EXTENT PERMITTED BY LAW, PSYNOVA EXCLUDES ALL IMPLIED TERMS, CONDITIONS AND WARRANTIES (INCLUDING WITHOUT LIMITATION AS TO SATISFACTORY QUALITY AND FITNESS FOR A PARTICULAR PURPOSE) WHICH BUT FOR THS CLAUSE WOULD BE IMPLIED OR INCORPORATED INTO THIS AGREEMENT.

7.6	RBM ACKNOWLEDGES THAT THE MATERIAL IS EXPERIMENTAL IN NATURE, AND PSYNOVA MAKES NO REPRESENTATION THAT THE MATERIAL IS SAFE, NON-TOXIC NOR AS TO THE PRESENCE OR ABSENCE OF PATHOGENS OR OTHERWISE. THE MATERIAL IS TO BE USED WITH CAUTION AND PRUDENCE IN ANY EXPERIMENTAL WORK, SINCE ALL OF ITS CHARACTERISTICS ARE UNKNOWN AND IT MAY BE INFECTIOUS OR OTHERWISE HAZARDOUS. RBM SHALL BEAR ALL RISK TO ITS EMPLOYEES, ITS AGENTS AND ANY OTHER PERSON RESULTING FROM ANY DIRECT OR INDIRECT USE OF THE MATERIAL BY RBM.

7.7	Upon the earlier to occur of the completion of the R&D Project and termination of this Agreement, RBM shall, at Psynova’s option, either return to Psynova, or destroy all remaining Material in its possession or control. RBM shall provide written confirmation by an authorized representative of RBM within five (5) Business Days of such completion or termination that all such Materials have been returned or destroyed.

8.	Reporting and Results of Project

8.1	During the term of the R&D Project, RBM shall provide Psynova with Quarterly written update reports, including all data and results arising from the R&D Project during that Quarter.

8.2	RBM shall submit the reports referred to in clause 8.1 to the address for scientific notices, as set out in clause 21.

8.3	Psynova shall have the right to use the reports provided by RBM under clause 8.1 (including all data and results) for any internal purposes it requires in its discretion.

9.	Ownership of Intellectual Property

9.1	Psynova acknowledges that, subject to clause 9.2, it has no interest in any Intellectual Property rights of RBM and RBM will remain the sole and exclusive owner of all right, title and interest in any such rights. RBM shall be free to exploit and commercialise all its Intellectual Property rights, and to conduct its testing services and kits business, without any duty or obligation to Psynova other than as stipulated in this Agreement.

9.2	Psynova shall own all Intellectual Property rights in:
9.2.1	all Inventions and Know-How, whether patentable or not; and

9.2.2	all data and results generated under the R&D Project and during the term of this Agreement (‘Data’).
9.3	Psynova hereby grants to RBM for the following purposes only in the Territory:
9.3.1	a non-exclusive, non-transferable licence (without the right to grant sub-licences) to use during the R&D Term any Inventions, Know-How and Data developed under the R&D Project for the purpose of complying with its obligations under the R&D Plans;

9.3.2	subject to clause 9.5, an exclusive, non-transferable licence (without the right to grant sub-licences except as provided in clause 5.8.7) to use during the period beginning with the achievement of the Schizophrenia Product Milestone and ending upon the expiration of the Commercialisation Term any Inventions or Know-How developed under the R&D Project or any Psynova Background IP for the purpose of selling, manufacturing or having manufactured the Diagnostic Kits and providing the Testing Services, in accordance with the terms and conditions of this Agreement;

9.3.3	a non- exclusive, non-transferable licence (without the right to grant sub-licences) to use Psynova Background IP during the R&D Term for the purposes of complying with its obligations under the R&D Plans;

9.3.4	a non-exclusive, non-transferable licence (without the right to grant sub-licences) to use during the term of this Agreement any Inventions and Know-How developed under the R&D Project or any Psynova Background IP for the purposes of RBM’s own non-commercial internal research; and

9.3.5	a non-exclusive, non-transferable licence (without the right to grant sub-licences) to use during the term of this Agreement any Inventions and Know-How developed under the R&D Project or any Psynova Background IP, solely for the purposes of RBM’s ongoing “research use only” testing services and kits sales business for applications other than diagnosis, stratification, treatment and research of schizophrenia.
9.4	Subject to clause 9.5, Psynova hereby grants to RBM in the Targeted Territory an exclusive, non-transferable licence (without the right to grant sub-licences except as provided in clause 5.8.7) to use during the period beginning with the achievement of the Schizophrenia Product Milestone and ending upon the expiration of the Commercialisation Term any Inventions or Know-How developed under the R&D Project or any Psynova Background IP for the purpose of commercialising, selling and marketing the Testing Services (and commercialising, selling and marketing the Diagnostic Kits if so authorised by the Steering Committee as provided in clauses 5.8.2 and 13.3), in accordance with the terms and conditions of this Agreement.

9.5	RBM hereby grants to Psynova a non-transferable, perpetual, irrevocable, royalty-free, worldwide licence-back of the rights granted to RBM under the Psynova Background IP in clauses 9.3.2 and 9.4 to use such Psynova Background IP for the purposes of fulfilling its obligations under this Agreement and for all other purposes determined by Psynova in its discretion (other than to develop or commercialise products or services that aid the early diagnosis, stratification, treatment or research of schizophrenia).

10.	Patents

10.1	Each party shall be responsible for filing and maintaining its own Intellectual Property.

10.2	Psynova may in its discretion decide whether or not to patent any Inventions arising from the R&D Project.

10.3	The filing and prosecution of any patent applications required by Psynova in relation to Inventions shall be carried out either by Psynova or counsel mutually agreeable to both parties and Psynova or such counsel shall provide in advance to both parties for review and comment, copies of documents to be filed.

11.	Regulatory approval

11.1	RBM and Psynova shall collaborate, under the supervision of the Steering Committee, to compile all materials necessary for the purposes of RBM obtaining and maintaining all necessary regulatory approval, through the appropriate IVD Directive, for the marketing of the Testing Services and (if applicable) the Diagnostic Kit.

11.2	For the avoidance of doubt, unless otherwise agreed in writing between the parties, RBM as legal holder of any required regulatory approvals, shall be responsible for obtaining and maintaining all necessary regulatory approval for the marketing of the Testing Services and (if granted rights to commercialise the Diagnostic Kit under clause 13.3) the Diagnostic Kit. For the avoidance of doubt, RBM shall be responsible for any required CE marking of the Diagnostic Kits which are intended to be placed on the market by RBM as in vitro diagnostic medical devices within the meaning of the IVD Directive in any member state of the European Union (“European IVD Product”), in accordance with the requirements of the IVD Directive and for obtaining any approvals and/or certificates from any notified body within the meaning of, and as may be required by, the IVD Directive in relation to such European IVD Product.

11.3	RBM shall be responsible for obtaining and maintaining all necessary regulatory approval for the manufacture by RBM of the Diagnostic Kits including for the avoidance of doubt, any certification of its quality systems by an appropriately accredited certification body which may be required under the IVD Directive.

11.4	Each party shall provide to the other party all necessary data, analysis, and background information, including providing the other party with reasonable access to its personnel, that the other party reasonably requires in connection with obtaining and maintaining the regulatory approvals referred to in clauses 11.2 and 11.3.

11.5	RBM shall initially bear the cost of obtaining and maintaining all regulatory approval under this clause 11, however each party shall be entitled to submit in accordance with clause 12.7.2 its reasonable third-party expenses related to obtaining and maintaining such regulatory approval, so long as such third party expenses have been approved by the Steering Committee and RBM shall have no responsibility to incur any third party expenses that have not been approved by the Steering Committee.

12.	Commercialisation of Testing Services

12.1	RBM shall have exclusive rights to perform the Testing Services and manufacture the Diagnostic Kits in the Territory during the period beginning with the achievement of the Schizophrenia Product Milestone and ending upon the expiration of the Commercialisation Term in accordance with the terms of this Agreement.

12.2	The Steering Committee may decide from time to time that additional countries shall be added to the Targeted Territory in accordance with clause 5.8, and upon such decision, the Targeted Territory shall be deemed to include such additional countries. Psynova shall ensure that its Representatives on the Steering Committee do not unreasonably withhold their consent to the addition of additional countries comprising the Targeted Territory in accordance with clause 5.8.1. The parties acknowledge that the consent of Psynova’s Representatives will be dependent on RBM providing evidence that it has sufficient resources and expertise to market the Testing Services in the additional countries, and the parties agreeing on consequent changes to the Marketing Plan, and the business plan, revenue forecast, minimum sales targets and performance milestones referred to in clause 5.8.8.

12.3	RBM shall have exclusive rights to market and sell the Testing Services and Diagnostic Kits (subject to the authorisation by the Steering Committee as provided in clauses 5.8.2 and 13.3) in the Targeted Territory, as well as in such additional countries that the Steering Committee decides from time to time to add to the Targeted Territory during the Commercialisation Term. RBM shall not directly market or sell the Testing Services outside of such Targeted Territory.

12.4	RBM shall fund all sales and marketing activities for the Testing Services in accordance with the Marketing Plan, and shall comply with all of its other obligations under the Marketing Plan, subject to recoupment of such costs under clause 12.7.2.

12.5	Psynova may provide to RBM from time to time a recommended price at which it believes the Testing Services could be charged to third parties, provided however that RBM shall have complete discretion to determine the price at which it provides the Testing Services.

12.6	The revenue generated by RBM in commercialising the Testing Services and Diagnostic Kits under this clause shall be divided between Psynova and RBM as provided in clause 12.7. All calculations made under clauses 12.7 and 12.8 shall be made in US dollars in accordance with US generally accepted accounting principles consistently applied.

12.7	The amounts due to Psynova with respect to the commercialisation by RBM or its subcontractors of the Testing Services and Diagnostic Kits shall be determined on a Quarterly basis according to the following procedure:
12.7.1	within five (5) Business Days of the end of each Quarter (commencing on achievement of the Schizophrenia Product Milestone), Psynova shall provide to RBM a statement setting out:
(a)	its costs of protecting the Intellectual Property Rights comprised in each Schizophrenia Product in that Quarter; and

(b)	all third party costs incurred by Psynova in that Quarter in obtaining and maintaining regulatory approval to the extent allowed under clause 11.5.
12.7.2	within thirty (30) days of the end of each Quarter (commencing on achievement of the Schizophrenia Product Milestone), RBM shall provide to Psynova a statement setting out the revenue to be divided between the parties, which will equal the excess of:
(a)	the revenue generated by RBM in commercialising the Testing Services and Diagnostic Kits either itself or received from its subcontractors in that Quarter; over

(b)	Psynova’s costs as described in clause 12.7.1; and

(c)	the following costs incurred by RBM:

(i)	RBM’s actual direct costs of manufacturing the Diagnostic Kits during that Quarter;

(ii)	RBM’s actual direct operating costs of conducting the Testing Services during that Quarter;

(iii)	RBM’s reasonable costs of complying with the Marketing Plan and Commercialisation Plan during that Quarter excluding any third party non-recurring pre-launch costs identified in Appendix C. To the extent that RBM receives funding in the form of grants or other third party payments to offset or defray the costs of complying with the Marketing Plan and Commercialisation Plan, such costs will likewise be excluded and RBM shall be entitled to retain such funding;

(iv)	all third party costs incurred by RBM in that Quarter in obtaining and maintaining regulatory approval to the extent allowed under clause 11.5; and

(v)	where RBM makes a payment to Psynova under clause 12.13.1 (‘Cure Amount’) for failure to meet the minimum sales target in a Commercialisation Term Year (‘Default Year’) and RBM meets the minimum sales target determined by the Steering Committee for the next Commercialisation Term Year (‘Succeeding Year’) then, providing that the minimum sales target for such Succeeding Year is equal to at least the sum of (i) the minimum sales target for the Default Year; plus (ii) the Cure Amount, RBM may deduct the Cure Amount from the revenue generated by RBM in commercialising the Testing Services in the Succeeding Year, for the purpose of determining the revenue to be divided between the parties under this clause in such Succeeding Year.
If the revenue generated by RBM in any Quarter is not sufficient to cover the costs and amounts referred to in this clause, such costs and amounts may be brought forward and applied in subsequent Quarters until they have been covered in full as if such costs were incurred in the subsequent Quarters, provided that this sentence shall not apply to costs incurred prior to achievement of the Schizophrenia Product Milestone. Costs shall be applied so as to reimburse the parties pro rata in proportion to the total amounts described in clauses 12.7.2 (b) and (c) above.
12.8	Within thirty (30) days of the end of each Quarter (commencing on achievement of the Schizophrenia Product Milestone), RBM shall provide to Psynova:
12.8.1	a statement setting out:
(a)	the revenue generated by RBM in commercialising the Testing Services and Diagnostic Kits either itself or received from its subcontractors in that Quarter;

(b)	the costs incurred by each party as referred to in clauses 12.7.1 and 12.7.2, and the balance of the revenue to be divided between the parties under clause 12.7.2; and

(c)	the total amount due to Psynova under this clause (comprising the pro rata reimbursement to be paid to Psynova under clause 12.7.1 and [***] of the excess amount calculated under clause 12.7.2); and
12.8.2	payment of the amount referred to in clause 12.8.1(c) above.
12.9	Each party shall keep at its normal place of business, accurate and up-to-date records and accounts (‘Records’) in sufficient detail to enable verification of the costs incurred and revenue generated by each party as referred to in clause 12.7, including without limitation all third party invoices.

12.10	Each party shall make its Records available for audit by the other party or its representatives on at least ten (10) Business Days prior written notice and within normal business hours, such audits not to take place more than once a year in relation to each party. If an audit conducted under this clause reveals that the revenue or costs reported by either party under clause 12.7 are not correct, the amount paid to Psynova under clause 12.8.2 shall be promptly adjusted, either by Psynova reimbursing to RBM any amount overpaid under clause 12.8.2 or RBM paying to Psynova any additional amounts due under that clause (as applicable). If the underpayment or overpayment is 4% or more, the party that has not correctly reported the revenue or costs under clause 12.7 shall also pay the reasonable costs of the audit.

12.11	RBM shall use Reasonable Best Endeavours to meet the targets and milestones under the Commercialisation Plan, including:
12.11.1	achieving the revenue forecast for the Testing Services in each Commercialisation Term Year as determined by the Steering Committee in accordance with clause 5.8.8;

12.11.2	meeting in each Commercialisation Term Year the minimum sales target as determined by the Steering Committee in accordance with clause 5.8.8; and

12.11.3	meeting the performance milestones as determined by the Steering Committee in accordance with clause 5.8.8 by the relevant due date for each milestone.
12.12	The business plan, revenue forecasts, minimum sales targets and performance milestones for the Commercialisation Term will be determined by the Steering Committee as provided in clause 5.8.

12.13	If RBM fails to meet the minimum sales targets or the performance milestones for any Schizophrenia Product (except to the extent that such failure is due to the fault of Psynova) during any Commercialisation Term Year:
12.13.1	RBM shall have the right, but not the obligation to pay Psynova the difference between the amount paid to Psynova under clause 12.8.2 for that Schizophrenia Product in that year, and the amount that would have been paid to Psynova for that Schizophrenia Product if the minimum sales target and performance milestones for that year had been met, such payment to be made within forty-five (45) days after the end of such Commercialisation Term Year;

12.13.2	in the event RBM fails to make the payment as described in clause 12.13.1 above, and such failure continues for forty-five (45) days after the receipt of an overdue notice from Psynova, Psynova shall have the right to terminate this Agreement upon written notice to RBM, in which case, clause 19 shall apply, provided that if more than one Schizophrenia Product has been developed by the parties under the R&D Project, this Agreement shall only terminate with respect to the Schizophrenia Product for which RBM has failed to make the payment described in clause 12.13.1, and in such circumstances, clause 19 shall only apply in relation to that Schizophrenia Product (and for the avoidance of doubt the rights granted to RBM under clause 9 and this clause 12 shall only terminate in relation to that Schizophrenia Product). RBM shall have the right to make any payment described in clause 12.13.1 and reserve its rights to institute the dispute resolution process described in clause 22 to resolve the proper amount of such payment.
12.14	During the term of this Agreement, neither Psynova nor RBM shall manufacture, market, sell, licence, commercialise or provide testing services or kits in connection with any product (other than a Schizophrenia Product or the Diagnostic Kit in accordance with the terms of this Agreement) that aids the diagnosis, stratification, treatment or research of schizophrenia. For the avoidance of doubt, this clause shall not apply to Psynova in relation to any Schizophrenia Product for which RBM’s rights have been terminated under clause 12.13.2 and clause 19.

12.15	RBM shall commercialise the Testing Services:
12.15.1	with all due care and skill, and to the best of their knowledge and expertise, and with the same level of diligence and skill as RBM typically provides in the ordinary course of its business;

12.15.2	in accordance with all Laws;

12.15.3	in accordance with all reasonable directions from Psynova from time to time consistent with the terms of this Agreement.
13.	Diagnostic Kits

13.1	RBM shall at its own cost manufacture or have manufactured all Diagnostic Kits that it requires in the provision of the Testing Services (subject to recoupment of such costs under clause 12.7.2).

13.2	RBM shall procure that the Diagnostic Kits are manufactured in accordance with:
13.2.1	the Technical File;

13.2.2	all applicable Laws; and

13.2.3	all reasonable instructions of Psynova from time to time consistent with the terms of this Agreement.
13.3	The Steering Committee may from time to time agree on a commercialisation strategy and plan under clause 5.8 for the marketing and sale of the Diagnostic Kits themselves, separately from their use in the provision the Testing Services. Such commercialisation strategy and plan may involve Psynova granting RBM a licence to market and sell Diagnostic Kits on such terms and conditions to be agreed in writing between the parties, including as to the consideration to be paid by RBM. Unless and until such further licence is granted by Psynova in accordance with this clause, RBM may only use the Diagnostic Kits for the purposes of providing the Testing Services, and shall not market or commercialise the Diagnostic Kits themselves.

14.	Payment

14.1	Except as otherwise provided in this Agreement, all payments due under this Agreement shall be paid by wire transfer in pounds Sterling to the bank account which Psynova shall nominate in writing to RBM.

14.2	For the purpose of computing costs under clauses 12.7 and 12.8 involving a currency other than United States Dollars, such costs shall be converted into United States Dollars at the exchange rates published at www.oanda.com as of the last business day of the calendar month in which the costs were incurred. For the purpose of computing revenue under clauses 12.7 and 12.8 involving a currency other than United States Dollars, such revenue shall be converted into United States Dollars according to the exchange rates published at www.oanda.com on the date revenue is collected from customers in accordance with US generally accepted accounting principles consistently applied.

14.3	All payments due under the terms of this Agreement are expressed to be exclusive of Value Added Tax and other similar sales taxes, which shall be payable additionally if applicable.

14.4	Each party reserves the right to charge interest on all payments which are not made by the other party by the relevant due date at the rate of eight percent (8%) per annum. Such interest shall accrue from the date on which the payment became due to the date on which the receiving party receives the outstanding amount in cleared funds.

14.5	Except for fees for Relevant Services, each party shall make all payments due under this Agreement and the Debenture in full without any deduction whether by way of set-off, counterclaim, discount, abatement or otherwise.

15.	Future Products

15.1	Psynova shall inform RBM of any Future Products that it develops during or after the term of this Agreement (‘First Right of Refusal Period’).

15.2	RBM shall have a first right of refusal on the terms of this clause to enter into an agreement with Psynova for commercialisation of such Future Products in the Territory.

15.3	RBM shall have fourteen (14) days from the date it receives notice of each Future Product (‘Notice Period’) to notify Psynova whether it wishes to exercise its first right of refusal.

15.4	If RBM notifies Psynova within the Notice Period that it wishes to exercise its first right of refusal, Psynova shall negotiate exclusively with RBM in good faith for a period of sixty (60) days from the date of such notice (or such longer period as may be agreed in writing between the parties) to agree the terms on which RBM will be granted commercialisation rights in the Future Products, including without limitation the consideration payable by RBM, and any restrictions on RBM’s use of the Future Products (‘Negotiation Period’).

15.5	If RBM does not notify Psynova within the Notice Period that it wishes to exercise its first right of refusal, or if the parties are unable to agree and execute during the Negotiation Period an agreement setting out the terms on which the commercialisation rights in the relevant Future Products will be granted to RBM, RBM’s first right of refusal shall expire and Psynova may, subject to clause 15.6, grant such rights to a third party.

15.6	After expiry of the first right of refusal under clause 15.5, if a third party wishes to enter into a licence agreement with Psynova for a Future Product, Psynova shall notify RBM of the relevant terms and conditions of such agreement (‘Third Party Terms’) and RBM shall have fourteen (14) days (‘Second Notice Period’) to decide whether it is willing to enter into an agreement with Psynova on substantially the same Third Party Terms.

15.7	If RBM notifies Psynova during the Second Notice Period that it is willing to enter into an agreement with Psynova on the Third Party Terms, Psynova will enter into an agreement with RBM on those terms. If RBM does not notify Psynova during the Second Notice Period, or notifies Psynova that it is not willing to agree to the Third Party Terms, Psynova may enter into an agreement for the relevant Future Product with a third party, provided, that such agreement does not conflict with RBM’s rights under this Agreement.

16.	Confidentiality

16.1	Each party (Recipient) shall:
16.1.1	keep the Confidential Information of the other party confidential;

16.1.2	not disclose the Confidential Information of the other party to any person other than those of the Recipient’s employees or consultants who have a need to know the information for the purpose of this Agreement (and only to the extent each has a need to know);

16.1.3	not use the Confidential Information of the other party for any purpose other than performing the Recipient’s obligations or exercising its rights under this Agreement; and

16.1.4	procure that any person to whom confidential information is disclosed pursuant to clause 16.1.2 above complies with the restrictions in this clause as if it was a party to this Agreement.
16.2	Subject to clause 16.3.4 and each party’s right to disclose Confidential Information to its consultants in accordance with clause 16.1.2, neither Psynova nor RBM shall release any information to any third party (including without limitation by way of any press release, educational or scientific conference, promotional material, governmental filing, or discussion with lenders, investment bankers, public officials, or the media) regarding the existence or terms of this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. The parties shall not disclose or record this Agreement or an excerpt of this Agreement in the Patent Office of any country unless the party wishing to make such recordation obtains the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

16.3	The obligations of confidentiality under this clause do not apply to the extent that the Confidential Information:
16.3.1	becomes part of the public domain (otherwise than as a result of a breach of this Agreement by the Recipient);

16.3.2	was rightfully known to or in the possession or control of the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party and not subject to an obligation of confidentiality;

16.3.3	was received by the Recipient on an unrestricted basis from a third party rightfully in possession of such information and not under a duty of confidentiality to the other party;

16.3.4	is required by law to be disclosed, provided that prior to any such disclosure, the Recipient shall:
(i)	provide prompt written notice of the required disclosure to the disclosing party, to enable the disclosing party to seek a protective order or otherwise prevent or contest such disclosure;

(b)	to the extent permitted by law, reasonably cooperate with any such action taken by the disclosing party; and

(c)	to the extent practicable, provide to the other party a copy of the information to be disclosed, and use Reasonable Best Endeavours to secure confidential treatment of such information.
16.4	Psynova and RBM shall provide to each other the opportunity to review and approve any proposed publication or presentation (whether oral, written, or otherwise) relating to the R&D Project or this Agreement, including any abstracts or manuscripts, at least forty-five (45) days prior to the date of the intended submission of the publication or presentation (‘Review Period’). The reviewing party shall as soon as practicable and in any event prior to the end of the relevant Review Period, review the proposed publication or presentation and notify the other party (‘Notice’) if it reasonably believes that the publication or presentation includes:
16.4.1	Confidential Information of the reviewing party; or

16.4.2	patentable subject matter belonging to that reviewing party that requires patent protection before disclosure of the publication or presentation.
16.5	If the reviewing party notifies the other party under clause 16.4 that the proposed publication or presentation includes:
16.5.1	Confidential Information of the reviewing party, the other party shall remove such Confidential Information from the publication or presentation before submitting it; or

16.5.2	patentable subject matter of the reviewing party requiring patent protection, the submission shall be delayed for a period sufficient to permit the reviewing party to secure such patent protection, but such delay shall not in any circumstances exceed a period of sixty (60) days from the date of the Notice under clause 16.4.
16.6	If a Notice is not received from the other party under clause 16.4 prior to the end of the Review Period, it shall be assumed that there is no objection to the proposed publication or presentation and the relevant party may proceed to submit the proposed publication or presentation without further notice to the reviewing party.

17.	Indemnity and Liability

17.1	RBM shall indemnify and keep indemnified Psynova, its officers, employees, sub-contractors and agents (together the ‘Psynova Indemnified Parties’) against any and all claims, liability, losses, expenses and costs (including legal costs on a full indemnity basis and whether incurred by or awarded against the Psynova Indemnified Parties), that the Psynova Indemnified Parties may suffer or incur as a result, whether directly or indirectly, of:
17.1.1	the provision of the Testing Services or any other commercialisation or purported commercialisation of the Diagnostic Kits by RBM;

17.1.2	a third party’s allegation that any Inventions or Know-How developed solely by RBM as part of the R&D Project infringe the Intellectual Property rights of any third party;

17.1.3	any breach of this Agreement by RBM;

17.1.4	any negligence, mistake or unlawful or wilful act or omission of RBM, its employees, agents or subcontractors.

17.2	Psynova shall indemnify and keep indemnified RBM, its officers, employees, sub-contractors and agents (together the ‘RBM Indemnified Parties’) against any and all claims, liability, losses, expenses and costs (including legal costs on a full indemnity basis and whether incurred by or awarded against the RBM Indemnified Parties), that the RBM Indemnified Parties may suffer or incur as a result, whether directly or indirectly, of:
17.2.1	a third party’s allegation that any Inventions or Know-How developed solely by Psynova as part of the R&D Project or any Psynova Background IP infringe the Intellectual Property rights of any third party;

17.2.2	any breach of this Agreement by Psynova;

17.2.3	any negligence, mistake or unlawful or wilful act or omission of Psynova, its employees, agents or subcontractors.
17.3	In relation to any claim arising under this Agreement (including without limitation any claim under the indemnities set out in clauses 17.1 and 17.2), each party shall take reasonable steps to prevent or mitigate any losses, damages, costs and expenses it may incur in relation to such claim.

17.4	Subject to clause 17.5, in no event shall a party be liable to the other in contract, tort (including negligence or breach of statutory duty) or otherwise for any:
17.4.1	indirect, special or consequential loss or damage; or

17.4.2	loss of profit, loss of revenue, loss of data, loss of goodwill, loss of reputation, loss of contract or loss of customer.
17.5	Nothing in this Agreement shall exclude or limit the liability of any party for fraudulent misrepresentation or death or personal injury resulting from negligence.

18.	Term and Termination

18.1	This Agreement shall commence on the Effective Date and shall remain in effect until terminated in accordance with this clause.

18.2	Either party may terminate this Agreement with immediate effect by written notice to the other party if the other party:
18.2.1	fails to pay any amount due under this Agreement or the Debenture within thirty (30) days of receipt of an overdue notice from the other party; or

18.2.2	is in material breach of this Agreement, the Debenture or the Debenture Purchase Agreement and, in the case of a breach capable of remedy, fails to remedy such breach within sixty (60) days of receipt of written notice requiring it to do so; or

18.2.3	suffers an Insolvency Event.
19.	Consequences of termination

19.1	On termination of this Agreement for any reason:

19.1.1	the licences granted to each party under the terms of this Agreement shall automatically terminate and each party shall immediately cease using the Intellectual Property rights of the other party;

19.1.2	each party shall promptly return to the other party all Confidential Information of that party in its possession or control; and

19.1.3	RBM shall immediately cease providing the Testing Services, commercialising the Testing Services and manufacturing the Diagnostic Kits. RBM shall also immediately cease commercialising the Diagnostic Kits if it had been granted rights to do so under clause 13. RBM shall have ninety (90) days from the effective date of termination to fulfil outstanding orders for Testing Services and sell and market its existing inventory of Diagnostic Kits.
19.2	Termination of this Agreement shall not affect any rights or obligations of the parties accrued prior to the date of termination.

19.3	The following clauses shall survive termination of this Agreement: clauses 1, 2, 3 (except 3.2 shall terminate), 8.3, 9.1, 9.2, 14, 15, 16, 17, 19, 22 and 23.11.

20.	Warranty

Psynova and RBM each warrant that they have the corporate power and capacity to enter into this Agreement and to perform its obligations hereunder.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY ACKNOWLEDGES THAT THIS AGREEMENT PROVIDES FOR AN INNOVATIVE PROGRAM USING NEW TECHNOLOGIES AND THAT NO WARRANTY IS MADE REGARDING THE SUCCESS OF ANY RESEARCH AND DEVELOPMENT DONE PURSUANT TO THIS AGREEMENT OR THE UTILITY OF ANY INFORMATION, MATERIALS OR TECHNOLOGY PROVIDED HEREUNDER.

21.	Notices

21.1	All notices and other communications hereunder shall be in writing and shall be delivered by prepaid express courier; or sent by prepaid post (registered or certified mail with return receipt requested ); or sent by facsimile to the address or facsimile number of the recipient set out below.

To RBM:

For Legal Notices and Patent Filings	For Scientific Reports
Rules Based Medicine	Rules Based Medicine
3300 Duval Road	3300 Duval Road
Austin	Austin
Texas 78759	Texas 78759
Attn:	Attn: Dr. Mike Spain

To Psynova:

For Legal Notices and Patent Filings	For Scientific Reports
Psynova Neurotech Ltd	Psynova Neurotech Ltd
St. John’s Innovation Centre	St. John’s Innovation Centre
Cowley Road	Cowley Road
Cambridge CB4 0WS	Cambridge CB4 0WS
United Kingdom	United Kingdom
Attn. Dr. Tony Lewis	Attn. Dr. George McAllister
21.2	Any notice given pursuant to this clause shall be deemed to have been received:
21.2.1	if delivered by courier, at the time of delivery; or

21.2.2	if sent by post:
(a)	where posted in the country of the addressee, on the second Business Day following the day of posting, and

(b)	where posted in any other country, on the fifth Business Day following the day of posting; or
21.2.3	if sent by facsimile, on acknowledgement by the recipient facsimile receiving equipment if the acknowledgement occurs before 1700 hours local time on a Business Day in the country of the recipient and in any other case on the following Business Day.
21.3	A party may notify the other party of a change of its name, relevant addressee, address or facsimile number in accordance with this clause.

22.	Dispute resolution

22.1	A party claiming that a dispute has arisen shall notify the other party (‘Dispute Notice’).

22.2	Each party shall ensure that its representatives attempt in good faith to resolve the dispute.

22.3	If the representatives of each party have not been able to resolve the dispute within 10 Business Days after the issue of the Dispute Notice, the dispute shall be escalated to the Executive Officer of each party.

22.4	If the dispute is not resolved by the Executive Officers within a further 10 Business Days, either party may refer the dispute to mediation to be conducted in accordance with the Centre for Effective Dispute Resolution (CEDR) Model Mediation Procedure. Unless otherwise agreed between the parties, the mediator will be nominated by CEDR. To initiate the mediation a party must give notice in writing to the other party to the dispute requesting mediation. A copy of the request should be sent to the CEDR. The courts of England shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of, or in connection with, the mediation. If the dispute is not settled by mediation within forty-five (45) days of commencement of the mediation or within such further period as the parties may agree in writing, the dispute shall be referred to and finally resolved by arbitration pursuant to clause 22.5.

22.5	Matters referred to arbitration shall be finally resolved through arbitration in accordance with the Rules of the London Court of International Arbitration (the “LCIA Rules”) then in force which LCIA Rules are deemed to be incorporated by reference in this Clause 22.5:
22.5.1	the number of arbitrators shall be three, with one arbitrator to be nominated by the claimant and a second arbitrator to be nominated by the respondent. The third arbitrator, who shall act as chairman of the arbitration, shall be nominated by agreement between the two arbitrators nominated by the parties;

22.5.2	if (i) any party fails to nominate an arbitrator; or (ii) the two party appointed arbitrators fail to reach agreement on the nomination of a chairperson within 30 days of the nomination of the second of such arbitrators, the President of the London Court of International Arbitration shall make such appointment only, in accordance with the LCIA Rules;

22.5.3	the seat (or legal place) of arbitration and venue of the proceedings shall be London, England. The language to be used in the arbitral proceedings shall be English;

22.5.4	the parties expressly agree that the right to make an application under section 45 or to appeal under section 69 of the Arbitration Act 1996 is hereby excluded in respect of any arbitration or with respect to any award made; and

22.5.5	judgement upon any award made may be entered in any court having jurisdiction over a party or the assets of a party owning the judgement, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.
23.	Miscellaneous Provisions

23.1	No Agency. RBM shall have the status of an independent contractor under this Agreement and nothing in this Agreement shall be construed as authorization for either party to act as agent for the other. Psynova shall not incur any liability for any act or failure to act by employees or agents of RBM and RBM shall not incur any liability for any act or failure to act by employees of Psynova.

23.2	No Use of Name. Neither party shall use the name of the other party in any publication without the express written consent of the other party, except as required by law.

23.3	Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by authorized representatives of both parties.

23.4	Assignment. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other. Notwithstanding the foregoing, both Psynova and RBM shall have the right to assign this Agreement to an Affiliate and/or to any successor in interest to which this Agreement relates.

23.5	Sub-contracting: RBM may only sub-contract its obligations under this Agreement with the prior written consent of the Steering Committee in accordance with clause 5.8.7, which will not be unreasonably withheld, conditioned or delayed. RBM shall be responsible under this Agreement for any breach of this Agreement by a sub-contractor as if such breach had been a breach by RBM of this Agreement.

23.6	Further Action. Each party shall do such acts and things as may be necessary or desirable to give full effect to this Agreement.

23.7	Third party rights. Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

23.8	Severability. Each party agrees that, should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be severed or modified by the court to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect.

23.9	Entire Agreement. This Agreement, including all of the Appendices, and the other agreements referred to herein constitute the entire agreement between the parties concerning the subject matter hereof and supersede all written and oral prior agreements and understandings with respect thereto.

23.10	Waiver. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

23.11	Governing Law. This Agreement shall be governed by English law and both parties submit to the exclusive jurisdiction of the English Courts for the resolution of any dispute which may arise out of or in connection with this Agreement.

23.12	Signature. This Agreement may be executed in one or more counterparts by the parties by signature of a person having authority to bind the party, each of which when executed and delivered by facsimile, electronic transmission or by mail delivery, will be an original and all of which shall constitute but one and the same Agreement.

23.13	Force Majeure. Non-performance of either party will be excused to the extent that performance is rendered impossible by strike (excluding strikes of the employees of the party claiming the force majeure), fire, flood, governmental acts or orders or restrictions arising after the date of this Agreement, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence of the non-performing party, provided that such non-performing party shall:
23.13.1	promptly notify the other party in writing upon the occurrence of the force majeure event, describing the circumstance of the force majeure event and its expected duration, and shall notify the other party immediately of the cessation of the force majeure event; and

23.13.2	use its Reasonable Best Endeavours to remedy its inability to perform and to mitigate the effects of the force majeure event.
If the delay resulting from the force majeure event continues for a period of 6 months or more, the party not affected by the force majeure event shall thereupon have the right to terminate this Agreement in accordance with clause 18 of this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their respective officers thereunto duly authorized.

RULES-BASED MEDICINE, INC
By:	/s/ T. Craig Benson
Authorized Representative
	Name:	T. Craig Benson
	Title:	President and CEO
	Date:	09/05/08

PSYNOVA NEUROTECH LIMITED
By:	/s/ C. R. Lowe
Authorized Representative
	Name:	Prof. C. R. Lowe
	Title:	Director
	Date:	08 May 2008

APPENDIX A
Research and Development Plans
Part 1: Detailed R&D plan for First and Second Generation Schizophrenia Products
1.	Biomarker Discovery and Selection
Part 1: Phase 1
Label-free LC-MS/MS profiling.
Psynova will complete proteomic platform analysis of the following sample sets:
a)	Drug naive, first onset schizophrenics vs. matched controls [n=40 in total; 20 schiz; 20 controls, serum],

b)	First onset schizophrenic patient longitudinal samples — first onset and 4 week antipsychotic treatment time points [n=120 in total, 20 risperidone, 20 quetiapine 20 olanzapine, 2 time points; serum only]
We will apply state of the art Label-free nano-LC-MS based proteomic profiling platforms to enable the deepest interrogation of the relevant proteomes for specific biomarkers.

In this study, each sample will be depleted of the 20 most abundant proteins using an immunoaffinity kit (Sigma, St. Louis MO). Without the depletion step the abundant proteins (which make up >95% of serum proteins) would mask the expression of lower abundance proteins of interest. Following trypsin digestion, samples will subsequently be separated using split-less nanoUltra Performance Liquid Chromatography (10kpsi nanoAcquity, Waters, Milford MA) and a C18 nanoColumn (75µm i.d., 200mm length, 1.7µm particle size) (Waters, Milford MA), at 300n1/min using a 120 minute gradient. The nanoUPLC will be coupled through a nanoESI online emitter of 7cm length and 10um tip (New Objective, Woburn, MA) to a Quadrupole Time-of-Flight Mass Spectrometer (Qtof Premier, Waters, Milford MA). Data will be acquired in MSE (Expression) mode. In this mode the quadrupole is set to transfer all incident ions while the collision cell switches from low to high collision energy intermittently throughout the acquisition time. The total cycle time for each scan was 1.25 seconds During data processing the software matches each precursor ion to its corresponding fragments based on the ions’ exact mass and retention time. This results in fragmentation information for every incident ion even in the case of co-eluting peptides. Mass accuracy will be maintained throughout the analysis time due to the use of a LockSpray. A reference compound (Glu-Fibrinopeptide B, Sigma, St Louis MO) will be infused using the LockSpray and scanned every 30 seconds.

Data generated will be processed using the latest version of ProteinLynx Global Server (Waters, Milford MA). The data will be automatically smoothed, background subtracted, centred, deisotoped, charge state reduced and mass corrected (based on the reference scans). Processed data will be sent to databank search using human sequences of the latest version of Swissprot. For further analysis and filtering, data will be exported to the free statistical software package R (http://cran.r-project.org) Filtering criteria will be set to include only high confidence peptides. These will be detected in (i) at least two out of three injections of each sample, (ii) at least 80% of samples in any one of the groups. Furthermore, only those peptides will be included that were (iii) identified in the databank search with more than 95% probability Calculation of the protein abundance will be based only on correlating peptides of each protein (as described in Schwarz et al. 2007) Statistical analysis (both univariate and multivariate) will be performed to find the most significantly altered proteins in the samples.

The top 20 prioritised candidate biomarkers will enter the validation phase.

The R&D Committee will prioritise the candidates based on differential expression data, availability of reagents for immunoassays, and intellectual property standing. The resulting list will be used to guide the Assay Development activity described below.
Delivery Milestone
•	From this approach and previous work from the Bahn lab we expect to derive a prioritised list of at least 20 (or 50 if phase 2 is implemented) candidate biomarkers whose plasma or serum expression levels are statistically different (t test) between schizophrenia and controls (or between treated and untreated first onset schizophrenics)
The R&D Committee will have final approval for acceptance of candidate biomarkers into the assay development phase.
Timelines
Within 1 month of the Effective Date, a list of approximately 20 biomarkers will be decided upon and prioritized for assay development.
2.	Human MAP profiling
Miniaturized and parallelized sandwich immunoassays, e g Multi-Analyte Profiling tests are highly sensitive assay-systems that allow the accurate quantification of a high number of target proteins in body fluids. These so-called multiplexed assay systems can replace the traditional single tests and allow the simultaneous determination of a large number of parameters from minute amounts of samples. Multiplexed immunoassay systems that are capable of detecting quantitative differences for more than 200 marker proteins in human plasma have been implemented under CLIA/GLP conditions and can often identify candidate biomarkers of a disease even if these markers have not previously been linked to the condition.

Multi Analyte Profiles (MAPs) based on the Luminex xMAP ® technology platform, was established to measure hundreds of biochemical markers in a very small sample volume. Any stimulus endured by an individual can result in alterations of biochemical pathways, yet few of these changes are well-characterized. Using MAPs to measure a broad spectrum of biomarkers, a more comprehensive analysis of an individual’s physiological status can be obtained.

We will utilise the latest available Human MAP™, which measures over 200 analytes in human plasma or serum (Table 1) to look for biomarkers with utility in the early diagnosis and treatment of psychiatric disorders by screening the entire 800 sample validation collection.

800 “Validation Samples” will be selected by Psynova in collaboration with Dr Sabine Bahn and her clinical collaborators to investigate the selectivity and sensitivity of candidate biomarker assays. Details on the current collection of samples are in the table below. The final set of Validation Samples will be approved by the R&D Committee prior to any biomarker testing by RBM.

Analyte assays with potential clinical utility will be selected for further product development.

Generated results will be analyzed, including the modelling of random inter-subject variation on serum analyte concentrations. It is well known, that for many analytes, concentration levels vary greatly between individual subjects, but are very stable over time in repeated samples from the same subject. Linear mixed-effects models will be used to measure these distinct sources of variation, and find individual analytes that best discriminate between the different groups.

It will be very likely that no single analyte can reliably distinguish between normal and case controls. In this case, multivariate classification techniques, such as linear discriminant analysis, random forest models, and projection-based methods (e.g., principal components analysis) will be applied to identify robust collections of biomarkers that accurately categorize subjects within these groups. Biomarker signatures will be constructed using canonical variate analysis and other multivariate techniques.

Table 1 Current version of the Human MAP(TM) Antigens Autoimmune Infectious Disea
1 ACE (CD143) 49 FSH 98 MCP-1 147 ASCA 190 Adenovirus 234
2 ACTH 50 Galanin 99 MCP-3 148. â-2 Glycoprotein 191 Bordetella pertussis 235
3 Adiponectin 51 G-CSF 100 M CSF 149 C1q 192 Chlamydia pneumoniae 236
4 Agouti-related Protein (AgRP) 52 GLP-1 Active 101 MDC 150 Centromere Prot 193 Chlamydia trachomatis 237
5 Alpha Fetoprotein 53 GLP 1 Total 102 MIF 151 Collagen Type 1 194 Cholera Toxin 238
6 Alpha-1 Antitrypsin 54 Glucagon 103 MIP-l beta 15Z Collagen Type 2 195 Cholera Toxin â 239
7 Alpha-2 Macroglobulin 55. Glutathione S- Transferase 104 MIP-l alpha 153 Collagen Type 4 196 Campylobacter 240
8 Amphiregulin 56 GM-CSF 105 MMP-2 154 Colleen Type 6 197 Cytomegalovirus 241
9 Angiopoietin 2 (ANG 2) 57 GRO alpha 106 MMP-3 155 Cyto P450 198 Diphtheria Toxin 242.
10 Angiotensinogen 58 Growth Hormone 107 MMP-9 156. ds DNA 199 Epstean-Barr NA 243
11 Apolipoprotein A l 59 Haptoglobin 108 Myeloperoxidase 157 Histone 200 Epstein-Barr EA 244
12. Apolipoprotein CIII 60 HB-EGF 109 Myoglobin 158. Histone H1 201 Epstein-Barr VCA 245
13 Apolipoprotein H 61 HCC-4 110 OSM 159 Histone H2A 202 Helicobacter pylon 246
14 ASP 62 Hepatocyte Growth Factor (HGF) 111 PAI-t 160 Histone H2B 203 HBV Core 5 AXL 63 HGH 112 Pancreatic polypeptide 161 Histone H3 204 HBV Envelope 6 Beta-2 Microglobulin 64 1309 113 PAPP-A 162. Histone H4 205 HBV Surface (Ad) 7 Betacellulin (BLC) 65 ICAM-1 114 Progesterone 163 HSC-70 206 HBV Surface (Ay) 8 B-Lymphocyte Chemoattraccant (BLC) 66 IFN-gamma 115 Progranulin (GRN) 164 HSP-32 207 HCV Core 19 BMP-6 67 IgA 116 Prolactin 165 HSP-65 208 HCV NS3 20 Brain-Derived Neurotrop Factor 68 IgE 117 Prostate Specific Antigo Free 166 HSP-71 209 HCV NS4 21 C Reactive Protein 69 IGF BP 2 118 Prostatic Acid Phosph 167 HSP-90á 210 HCV NS5 22 Calcitonin 70 IGF-1 119 Pulmonary and Activa Regulated Chemokine (PARC 168 HSP-90â 211 Hepatitis A 23 Cancer Antigen 125 71 IgM 120 PYY 169 Insulin 212. Hepatitis D 24 Cancer Antigen 19 9 72 IL-10 121 RANTES 170 JO-1 213 HEV orf2 3KD 25 Carcinoembryonic Antige 73 IL-11 122 Resistin 171 Mitochondrial 214 HEV orf2 6KD 26 CD40 74 IL-12 p40 123 Secretin 172. Myeloperoxidase 215 HEV orf3 3KD 27 CD40 Ligand 75 IL-12 p70 124 Serum Amyloid P 173 Pancreatic Islet C 216 HIV-1 p24 28 Cihary Neurotrophic Fact (CNTF) 76 IL-13 125 Sex Hormone Binding Globulin 174 PCNA 217 HIV-1 gp41 29 Complement 3 77 IL-15 126 SCOT 175 PM 1 218 HIV-1 gp120 30 Cortisol 78 IL-16 127 Stem Cell Factor 176 PR3 219 HPV 31 Creatine Kinase MB 79 IL-17 128 Testosterone 177 Ribosomal P 220 HSV 1/2 32. EGF 80 IL-17E 129 TGF-alpha 178 RNP-A 221 HSV-1 gD 33 EGF-R 81 IL-IS 130 TGF-beta 3 179 RNP-C 222 HSV-2gG 34 ENA-78 82 IL-1 alpha 131 Thrombopoietin 180 RNP 223 HTLV 1/2 35 Endothelin 1 83 IL-1 beta 132 Thrombospondin-1 181 Sel-70 224 Influenza A 36 EN-RAGE 84 IL-1 ra 133 Thymus Expressed Chemokine (TECK) 182 Smith 225 Influenza A H3N2 37 Eotaxin 85 IL-2 134 Thyroid Stimulating Hormone 183 SSA 226 Influenza B
Eotaxin 3 86 IL-23 135 Thyroxine Binding Globulin 184 SSB 227 Leishmania donovani
Epiregulin 87 IL-3 136 TIMP-1 185 T3 228 Lyme disease
Erythropoietin 88 IL-4 137 TIMP-2 186 T4 229 Mumps
Factor VII 89 IL-5 138 Tissue Factor 187 Thyroglobulin 230 M pneumoniae
FAS 90 IL-6 139 TNF RII 188 rTG (Celiac Dise 231 M tuberculosis
43 FAS Ligand 91 IL-7 140 TNF-alpha 189 Thyroid mucroso 232 Parainfluenza 1 44 Fatty Acid Binding Prote 92 IL-8 141 TNF-beta 233
45 Ferritin 93 Insulin 142 TRAIL-R3 46 FGF basic 94 Leptin 143 TSH 47 FGF-4 95 LH 144 VCAM-1 48 Fibrinogen 96 Lipoprotein (a) 145 VEGF 97 Lymphotactin 146 von Willebrand Factor

Current Psynova Validation Samples (804 samples)

Type	Number
Drug naive first onset schizophrenia	126
Minimally treated first onset schizophrenia	91
Acute psychotic (not first episode)	79
Drug treated schizophrenics	209
First onset (Before and after 4wks antipsychotics)	45
Acute psychotic (Before and after 4wks antipsychotics)	63
Prodromal schizophrenia	45
Healthy controls	135
Bipolar Disorder	56
Unipolar Depression (longitudinal samples)	60
Current Total	804
Delivery Milestones
•	Psynova will coordinate the selection, aliquoting and shipment of Validation Samples to RBM.
•	Validation Samples must be of sufficient volume and quality (specifications to be decided by the R&D Committee)

•	Psynova will supply Validation Samples in appropriate aliquots for the full MAP testing and the forthcoming testing with the New Assays.
•	RBM will carry out the screening of the Validation Samples as rapidly as possible. The conduct of such screening and sample processing by RMB shall constitute a Relevant Service under this Agreement, and the fee for such service shall be [***] per sample.

•	Psynova and RBM will jointly carry out the data analysis and generate a second prioritised assay list for further development, filing of IP etc.

•	From this approach and we expect to derive 5 analyte assays suitable for inclusion in the early diagnosis of schizophrenia product (version 1)

•	The R&D Committee will have final approval for acceptance of candidate biomarker assays into the next product development phase.
Timelines:
Psynova will complete the selection, aliquoting and shipment of Validation Samples to RBM within 3 months of signing this agreement.
RBM will carry out the screening of Validation Samples set and produce a data report within 1 month of receiving the complete set of qualified Validation Samples.
Psynova and RBM will carry out the data analysis and generate a prioritised assay list for further development, filing of IP etc within 1 month of receiving the data report from RBM.
3. Assay Development
A set of up to 24 candidate biomarker proteins significantly up- or down-regulated in schizophrenia will be approved by the R&D Committee for development of New Assays. Bead based sandwich immunoassays will be developed by RBM against these biomarkers using commercially available antibodies where possible. Where no antibodies are available, RBM will seek recombinant antibodies using their regular supplier. New Assay development by RBM shall constitute a Relevant Service under this Agreement, and the fee for such service shall be [***] per assay (as specified in the January 18, 2008 quote) and [***] for the generation of new antibodies and standards. Based on current results, Psynova has submitted a list of 24 biomarker proteins, 6 of which are in RBM’s current catalog or in active development. The remaining 18 will enter RBM’s development pipeline once approved by the R&D Committee.
The New Assays will be validated using guidelines set forth by the Clinical and Laboratory Standards Institute. Each assay is developed first as a single test to achieve the sensitivity and dynamic range necessary for that particular analyte The resulting assays will then be incorporated into multiplexes as appropriate. Validation parameters that are determined for each analyte assay include.
Least Detectable Dose (LDD). The LDD is the concentration of target analyte that produces a signal that can be distinguished from that produced by a blank with 99% confidence. It is determined from the average of the signal for a minimum of 20 replicate determinations of the standard curve blank for each assay. Three standard deviations are added to the average of the signal, and this value is converted to concentration as interpolated from the dose response curve Precision. Precision is defined by the agreement between replicate measurements of the same material when measured within Run (intra-assay CV) and over a series of Runs (inter-assay or Total CV). It is determined by measuring 3 levels of controls in duplicate over a minimum of 5 Runs and provides information concerning random error expected in a test result caused by factors that vary under normal laboratory operating conditions such as pipetting, timing, mixing, and temperature.
Cross-reactivity Cross-reactivity is the ability of an assay to differentiate and quantify the analyte of interest in the presence of other similar analytes in the sample that could have a positive or negative effect on the assay value It is determined by testing high concentrations of each MAP analyte across all multiplexes.
Linearity: Linearity is the ability of the assay to obtain test results which are proportional to the concentration of analyte in a sample when serially-diluted to produce values within the dynamic range of the assay. It is determined by testing high positive or spiked samples serially-diluted in standard curve diluent. The average % recovery throughout the dilution series is then calculated as observed vs. expected concentration.
Spike Recovery: Spike recovery is performed as an assessment of accuracy which is often not possible for biological products due to the unavailability of pure “gold” standards. It is used to account for interference caused by compounds introduced from the physical composition of the sample or sample matrix that may affect the accurate measurement of the analyte. It is performed by spiking different amounts of standard spanning the assay range into standard curve diluent (control spike) and known samples. The average % recovery is calculated as the proportion of spiked standard in the sample (observed) to that of the control spike (expected) following analysis.
Correlation: The agreement of the multiplexed assay values to other methods is assessed by testing samples in an alternate commercial immunoassay system, such as an ELISA. This comparison of methods is performed to estimate inaccuracy or systematic error. Data from the two methods are graphed in a comparison plot and the correlation coefficient is determined.
Dynamic Range: The dynamic range is defined as the range of standard used to produce the standard curve It is initially realized during assay development when standards are analyzed in a wide range above and below the expected concentrations using full-log dilutions. The standards are subsequently retested using reduced serial dilutions that target the useful, linear part of the standard curve.
Matrix Interferences: Matrix interference assays are performed to determine whether the presence of interferants commonly found in samples introduce any systematic error in RBM MAPs. Samples spiked with high levels of hemoglobin, bilirubin, or triglyceride, as well as unspiked samples, are tested in each multiplex. % recovery is calculated as observed (spiked sample) result versus expected (unspiked sample) result.
Delivery Milestone
•	RBM will deliver 24 New Assays (or such other number determined by the R&D Committee) meeting the criteria outlined above.
Timelines:
New Assays will be complete and available for validation studies within 3-7 months of candidate biomarker approval, subject to any extension granted by the R&D Committee. The R&D Committee will consider whether any requested extension is justified based on whether any assays are unusually difficult, have cross-reactivity issues, or are subject to delays due to supply of antibodies and standards which delays could not be avoided.
The R&D Committee will have final approval for acceptance of New Assays for use in the biomarker validation phase.
New Assay Validation
As logical groups of New Assays are available and approved by the R&D Committee, RBM will run the Validation Samples on those assays

Results will be compared with the confirmed, expert clinical diagnosis of these same patients to determine which combination of biomarkers gives the best combination of sensitivity and selectivity in accurately identifying first onset schizophrenic samples from other disorders.
Generated results will be analyzed, including the modelling of random inter-subject variation on serum analyte concentrations. It is well known, that for many analytes, concentration levels vary greatly between individual subjects, but are very stable over time in repeated samples from the same subject. Linear mixed-effects models will be used to measure these distinct sources of variation, and find individual analytes that best discriminate between the different groups.
It will be very likely that no single analyte can reliably distinguish between normal and case controls. In this case, multivariate classification techniques, such as linear discriminant analysis, random forest models, and projection-based methods (e.g., principal components analysis) will be applied to identify robust collections of biomarkers that accurately categorize subjects within these groups. Biomarker signatures will be constructed using canonical variate analysis and other multivariate techniques.
Delivery Milestones
•	RBM will use aliquots of the Validation Samples previously supplied by Psynova.

•	RBM will carry out the screening of the Validation Samples as rapidly as possible, using logical groups of the new assays as they become available and are approved by the R&D Committee, while striving to conserve sample volume. The conduct of such screening and sample processing by RMB shall constitute a Relevant Service under this Agreement, and the fee for such service shall be [***] per sample.

•	Psynova and RBM will carry out the data analysis and generate a prioritised assay list for further development, filing of IP etc.

•	From this approach and we expect to derive up to 5 new analyte assays suitable for inclusion in the early diagnosis of schizophrenia product.
Timelines:
Psynova will complete the selection, aliquoting and shipment of Validation Samples to RBM within 3 months of signing this agreement.
RBM will carry out the screening of the Validation Samples within 1 month of any new candidate set of New Assays being approved by R&D committee.
Psynova and RBM will carry out the data analysis and generate a prioritised assay list for further development, filing of IP etc within 1 month of receiving the data report from RBM.

First Generation Product Milestone
The R&D Committee will accept there is a product opportunity on the basis that the selected assays reach or exceed the agreed First Generation Product Milestone.
i.	The analyte assays selected for the Schizophrenia product, when tested against the Validation Samples, must demonstrate at least [***] specificity and [***] sensitivity in distinguishing schizophrenia samples from healthy controls.

ii.	In addition, the analyte assays selected for the Schizophrenia product will distinguish schizophrenia from at least one other CNS disorder tested in the validation phase [***].

iii.	Lastly, when retested in a double blind design, against a subset of the Validation Samples (up to 200 samples), the analyte assays selected for the Schizophrenia product must again demonstrate at least [***] specificity and [***] sensitivity in distinguishing schizophrenia samples from healthy controls.
The Steering Committee’s acceptance of the achievement of the first generation product milestone will trigger the dependent activities agreed in the Co-development and commercialisation agreement.
Part 2: R&D Plan for Phase II of the R&D Project (outline only, similar to Phase I).
1.	Psynova and RBM shall select up to 30 additional assay development candidates from the ongoing Psynova discovery projects (in addition to the development candidates in Phase I).

2	RBM shall develop up to 30 new assays, the development of which shall constitute a Relevant Service under this Agreement.

3.	Further assays may be developed under this R&D Plan upon written agreement between the parties.

4.	RBM shall carry out validation screening with the Validation Samples on (i) these 30 new assays and (ii) any other new human assays developed by RBM which are approved by the R&D Committee for use under this R&D Plan. Such validation screening by RBM shall constitute a Relevant Service under this Agreement.

5	RBM and Psynova shall analyse the results and the R&D Committee shall decide if there is an opportunity to refine the First Generation Product. If the parties decide that such an opportunity exists then they shall refer the matter to the Steering Committee to determine whether it should be pursued.

6	The Steering Committee shall decide on the Second Generation Product Milestones and the specifications for such product.

7	The Steering Committee shall decide on any additional validation studies required to test whether the Second Generation Product complies with the Second Generation Product Milestones, and RBM shall carry out such validation studies.

8.	The parties shall analyse the results of the validation studies, and the Steering Committee shall decide if the Second Generation Product complies with the Second Generation Product Milestones and specifications.

9.	RBM shall commercialise such approved Second Generation Product through activities similar to those for the First Generation Product, to be determined by the Steering Committee.

APPENDIX B
Marketing and Commercialization Plan for the Testing Services
     Product Development and Commercialization
1. RUO Clinical Validation Activities
Once the Schizophrenia Product Milestone has been achieved, RBM and Psynova will co-develop a specific “diagnostic panel” of assays suitable for carrying out Research Use Only (RUO) testing.
The Steering Committee will agree on a strategy to use the RUO test to gather clinical data to demonstrate the efficacy of the test in aiding in the early diagnosis of schizophrenia.
It is envisaged that this strategy will involve establishing contacts and collaborations with about 10 leading psychiatric centres of excellence in the US. The goal will be to enrol the number of patients necessary into a clinical trial of the RUO test such that the efficacy of the test can be established as defined in a mutually agreed clinical strategy.
This phase of the project is vital to establish the clinical evidence and scientific publications that will be necessary to convince the clinical community, health insurers and payors, and regulatory authorities of the clinical and socioeconomic value of using the early diagnostic test on their patients.
Psynova and RBM will incorporate clinical data questionnaires and algorithms into these studies to improve the specificity and sensitivity of the test.
RBM and Psynova will jointly apply to organizations such as the Stanley Research Foundation and NIMH to help fund this phase of the product development.
RBM and Psynova will also approach major insurers such as Blue Shield’s Research division with the view to participating in the early evaluation of this technology on their nationwide patient groups. A successful evaluation could lead to the test being reimbursed by insurers prior to regulatory approval.
It is critical not to set an expected price for this test during this phase, as we want the final product pricing policy to be based on a fair proportion of the overall savings in healthcare costs that will be achieved by using such a test. However, it is understood that this testing will be done at prices such that RBM and Psynova will earn an appropriate commercial margin.
RBM will provide the CLIA certified, central testing lab for biomarker measurements.
Psynova will provide the clinical questionnaire and algorithm components and carry out the data analysis, using methods approved by the R&D Committee RBM and Psynova will have access to all primary and analyzed data

Psynova, RBM, and Cambridge will collaborate or assist other researchers on the preparation and publishing of any scientific articles arising from this activity RBM and Psynova will have the right to use the results of the studies in any Marketing and Sales activity.
These activities and the commercial strategy will be supervised and directed by the Steering Committee.
Major Goals
•	Development of a comprehensive reimbursement strategy including payor / reimbursement consulting with qualified experts (EU & US)

•	Develop an economic model which represents the potential value created by utilizing the planned commercial test in the target patient population

•	Development of a clinical strategy to support the regulatory and reimbursement goals including market validation studies

•	Design and perform appropriate focus groups with physicians, patients, payors, regulators and others as necessary to develop regulatory, reimbursement and clinical strategies

•	Plan, register, develop necessary materials and attend appropriate trade and scientific shows

•	Define requirements, search for and hire appropriate sales people necessary to support activities at 10 leading US psychiatric centers of excellence

•	Generate peer-reviewed articles on the efficacy of the test
All of these market development activities need to be reviewed, prioritized and determined by the Steering Committee.
Timelines
It is expected that RUO testing activities will begin within 1-3 months of the Schizophrenia Product Milestone being approved by the Steering Committee.
Duration of these activities will be agreed and managed by the Steering Committee.
2. “Commercial” testing
In parallel with RUO activities, RBM and Psynova will co-develop a commercially available version of the “diagnostic test” prior to regulatory approval. The regulatory approach will be defined based on the regulatory strategy determined in the RUO Clinical Validation phase and may include Homebrew, 510k, IVDMIA, and other or combination of approaches as determined by the Steering Committee.
Major Activities
•	RBM will be responsible for the sales and marketing activities for this testing service.

•	Psynova will make all reasonable efforts to produce scientific and marketing materials to aid in this activity in a timely manner.

•	Psynova will make their scientific personnel available to RBM for attendance of scientific and trade shows, visits and other interactions with key customers, and secondary technical support.

•	Psynova may provide to RBM from time to time a recommended price at which it believes the Testing Services could be charged to third parties, provided however that RBM shall have complete discretion to determine the price at which it provides the Testing Services.

•	RBM and Psynova will mutually agree on a revenue forecast for the Testing Services, which will include customary terms and conditions such as minimum sales targets.

•	Psynova and RBM will equally share all profits from the sales of the Testing Services, once expenses for operations, sales, marketing, regulatory approval, and IP relevant to the product have been subtracted.
3. Sales & Marketing
RBM will undertake activities relevant to the commercialization plan in a timely manner and under the direction of the steering committee. Activities will include those listed in Appendix C. Activities will be adjusted by the Steering Committee.
Marketing Strategy
RBM will manage a marketing program initially targeted at thought-leaders, early adopters, and large psychiatric institutions. The intention is to use the scientific standing of the Bahn Lab and Cambridge University to convince psychiatrists of the high-value of the test.
•	Stanley Research Foundation: The Parties plan to enlist the support of Stanley in recruiting and funding the activity of leading psychiatrists as we conduct a large clinical market validation study.

•	Clinical Marketing Study: to address the key issues that will drive the adoption of the Schizophrenia Product as part of standard clinical practice. In the months leading up to the commercial launch of the testing services, the Parties will conduct a series of focus groups and surveys targeting psychiatrists, hospital administrators, and reimbursement officials. The results of this program will guide the design of a clinical study with samples coming from multiple sites.

•	Trade Shows / Scientific Conferences: We will attempt to get invitations for members of the Bahn lab or collaborators to give scientific presentations at these events.

•	Marketing Communications: This should be a coordinated effort around advertisements, brochures, case studies, webinars, and powerpoint presentations. A central part of this program will be to build a website for the Schizophrenia Product that will provide information to psychiatrists and the public as well as a means for these customers to communicate with us and among themselves.

•	Public Relations: The Schizophrenia Product will be a novel diagnostic product for the psychiatric field and should attract the notice of the trade press and, perhaps, the popular scientific press.
Sales Strategy
RBM will build a team of sales professionals to commercialize the Schizophrenia product. Over the first 2 years, and guided by sales results and forecasts, RBM will add up to 4 representatives in the US and 3 representatives in the EU. An additional sales professional will be hired to market the product directly to major psychiatric centers in Asia, Africa, and Latin America, and to manage broad-market distributors in those territories.
The general sales strategy will be to target larger psychiatric institutions, usually those that have a research component. The first contact will often come through the marketing efforts at trade shows and scientific conferences. The initial task will be to organize a technical presentation at the institution. It is likely that these efforts can be coordinated so that a highly qualified technical person from the Bahn lab or Psynova can give several presentations in the same territory over a few days. A typical sales process will then be followed: quotes, volume discounts, bulk shipment of samples, etc.
The larger centers will be encouraged to participate in our ongoing validation efforts. They will still be expected to purchase the testing services, but they could get access to our database and could be included as authors on scientific publications.
Customer and Technical Support
RBM will staff and train a call center providing immediate customer support for logistic issues related to sample shipments, billing, etc. The call center will operate to cover business hours in the target markets and may have staff in the US and Europe.
Technical support will be handled directly by RBM, with secondary support from Psynova.

APPENDIX C
Draft Spending Plan for Commercialization Activities
RBM Schizphrenia Dx Commercialization Plan
l-May-08
DRAFT- FOR DISCUSSION PURPOSES ONLY

Recurring Expenses	2Q prior		1Q prior		1Q after		2Q after		3Q after		4Q after

Sales & Marketing Executive [***]					$	[***]	$	[***]	$	[***]	$	[***]
US Sales Person [***]							$	[***]	$	[***]	$	[***]
US Sales Person [***]											$	[***]
US Sales Person [***]
US Sales Person [***]
EU Sales Person [***]							$	[***]	$	[***]	$	[***]
EU Sales Person [***]											$	[***]
EU Sales Person [***]
International Sales/BD Person [***]
Sales travel [***]					$	[***]	$	[***]	$	[***]	$	[***]
Marketing communications							$	[***]	$	[***]	$	[***]
Trade shows [***]					$	[***]	$	[***]	$	[***]	$	[***]
Scientific shows [***]			$	[***]	$	[***]	$	[***]	$	[***]	$	[***]
Advertising					$	[***]	$	[***]	$	[***]	$	[***]

Total		$—	$	[***]	$	[***]	$	[***]	$	[***]	$	[***]

Non-Recurring Expenses*

Regulatory Consulting- EU	$	[***]	$	[***]	$	[***]	$	[***]	$	[***]	$	[***]
Regulatory Consulting- US	$	[***]	$	[***]	$	[***]	$	[***]	$	[***]	$	[***]
Payor / Reimbursement Consulting	$	[***]	$	[***]	$	[***]	$	[***]	$	[***]	$	[***]
Marketing validation study	$	[***]	$	[***]	$	[***]	$	[***]	$	[***]	$	[***]
Focus Groups / Surveys	$	[***]	$	[***]	$	[***]	$	[***]	$	[***]	$	[***]

Total	$	[***]	$	[***]	$	[***]	$	[***]	$	[***]	$	[***]
Non-Recurring Expenses as noted in 12 7 2 (c) (iii)
&M executive- experience in the Dx field, able to hire and manage a sales group, strategic contributor sales group- 4 US, 3 EU, 1 BD
Marketing communications includes website, creative, printing, etc
Trade shows- plan on 4 per year to be staffed by S&M personnel
Scientific shows- plan on 8 per year with talks/posters from Bahn lab or Psynova technical personnel
This plan may be affected by the final deal structure R&D results, and operational plans
This plan does not include any expenses for Accounting, Administration, and other Corporate functions
Rules Based Medicine, Inc
CONFIDENTIAL

APPENDIX D
Deed of Adherence and Amendment
THIS DEED is made on
200[9]
BETWEEN:
1.	PORTON CAPITAL TECHNOLOGY FUNDS a company registered in Grand Cayman of P O Box 309 GT, Ugland House, South Church Street, George Town, Cayman Islands (“PCT”); PORTON CAPITAL INC a company registered in Grand Cayman of P O Box 309 GT, Ugland House, South Church Street, George Town, Cayman Islands (“PCI”); THE CHALLENGE FUND TRADING COMPANY LIMITED a company registered in England and Wales under number 3878072 whose registered office is at The Old Schools, Trinity Lane, Cambridge, Cambridgeshire CB2 1TN (“CFT”); CAMBRIDGE ENTERPRISE LIMITED (formerly Cambridge University Technical Services Limited) a company registered in England and Wales under number 1069886 whose registered office is at The Old Schools, Trinity Lane, Cambridge, Cambridgeshire CB2 1TN (“CE”); THE CHANCELLOR, MASTERS AND SCHOLARS OF THE UNIVERSITY OF CAMBRIDGE of the Old Schools, Trinity Lane, Cambridge CB2 1TN (“the University”); SABINE BAHN of 13 Mackenzie Road, Cambridge CB1 2AN (“Dr Bahn”); and CHRISTOPHER ROBIN LOWE of The Limes, Hempstead, Saffron Walden, Essex CB10 2PW (“Professor Lowe”);

2.	PSYNOVA NEUROTECH LIMITED (formerly Psynova Limited), a company registered in England and Wales under number 5524107 whose registered office is at St. John’s Innovation Centre, Cowley Road, Cambridge CB4 0WS (“Psynova”),

together the “Existing Parties”, and

3	RULES BASED MEDICINE, INC., a corporation having its principal place of business at 3300 Duval Road, Austin, Texas 78759, USA (“RBM”)
WHEREAS:
1.	The Existing Parties are the parties to a Shareholder Agreement relating to Psynova dated 3 March 2006 (the “Shareholder Agreement”).

2.	RBM has agreed to subscribe for shares in the capital of Psynova and wishes to adhere to the Shareholder Agreement.

3.	The Existing Parties and RBM have agreed to make certain amendments to the Shareholder Agreement in connection with RBM’s subscription.
NOW IN THIS DEED IT IS HEREBY AGREED AND DECLARED as follows:

1.	RBM agrees that it will observe, perform and be fully bound by and assume the benefit of the provisions of the Shareholder Agreement in all respects as if RBM were an original party to the Shareholder Agreement.

2.	The Existing Parties and RBM agree that the Shareholder Agreement shall be amended as follows:
(a)	insert a new definition of “RBM Director”:

“ “RBM Director” means a non-executive director of the Company appointed by RBM from time to time under the provisions of the Articles of Association;”

(b)	amend the definition of “Shareholders” to insert “RBM” and “the University” into the list of persons referred to therein;

(c)	insert a new clause 7.1.4 (and renumber the existing clause 7.1.4 accordingly as clause 7.1.5) as follows:
“7.1.4	for as long as RBM holds Preferred A Shares, RBM shall be entitled to appoint two non-executive directors and in the same way shall be entitled to remove from office and replace any person so appointed;”
(d)	in clauses 7.2, 7.3 and 7.5, each reference to “CFT or PCT” or “any CFT Director or PCT Director” or any similar phrase shall be amended to refer to “CFT, PCT or RBM” or “any CFT Director, PCT Director or RBM Director” or otherwise similarly amended;

(e)	insert a new clause 7.8 as follows:
“7.8	RBM undertakes and agrees that each RBM Director shall abstain from voting in respect of any matter directly relating to the Co-Development and Commercialisation Agreement between the Company and RBM dated [date] (the “Co-Development Agreement”) where RBM has a conflict of interest with the Company ”
(f)	in clause 11 1, the reference to “the prior written consent of PCT (and for a period of 12 months from the date of this Agreement the consent of CFT)” shall be amended to refer to “the Required Consent”;

(g)	in clause 11.4, the reference to “approval by PCT” shall be amended to refer to “the Required Consent”;

(h)	in clauses 11.2 and 11.3, each reference to “PCT and CFT” or any similar phrase shall be amended to refer to “PCT, CFT and RBM” or otherwise similarly amended;

(i)	in clause 13, the reference to “the prior written consent of PCT or PCI (and for a period of 12 months from the date of this Agreement the consent of CFT)” shall be amended to refer to “the Required Consent”.

(j)	in clause 23.1.2, the reference to “CFT, PCI and PCT” shall be amended to refer to “CFT, PCI, PCT and RBM”;

(k)	insert a new definition of “Required Consent”;

““Required Consent” means the written consent of the holders of a majority of the issued and outstanding Preferred A Shares.”;

(1)	replace the definition of “Annual Business Plan” with:

““Annual Business Plan” means any business plan of the Company and its subsidiaries (if any) from time to time to be prepared by the Company and approved by the Required Consent and the Company in accordance with sub-clause 10.1”

(m)	in clause 11.1.2 the words “cease to be a private company or” shall be added at the beginning of the clause,

(n)	in clause 11.1.4 the words “or alter any rights attaching to any class of share in the capital of the Company” shall be added to the end of such clause;

(o)	in clause 11.1.36 the words “(other than under the Option Agreement or the Director’s Option)” shall be deleted at the end of such clause;

(p)	adding the following as clause 11.1.39 “liquidate, dissolve or wind-up the business and affairs of the Company, effect any Exit (as that term is defined in the Articles of Association) or Change of Control (as that term is defined in the Co-Development Agreement), or consent to any of the foregoing ”,

(q)	and add, as an additional clause 11.5 the following:
“11.5	Each holder of the Preferred A Shares agrees that it will exercise its rights under this clause 11 in good faith and in a manner that such holder reasonably believes to be in the best interests of the Company and, without limitation to the generality of the foregoing, shall not exercise or withhold the exercise of any such right with the actual intent of damaging the business of the Company, diverting a business opportunity from the Company or preventing the Company from taking advantage of a business opportunity in circumstances where such holder could itself benefit directly or indirectly ”
(s)	add, as an additional clause 11.6 the following
“11.6	Each Shareholder acknowledges and affirms that RBM and its respective Associates (the “RBM Related Parties”) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in developing and commercializing testing services and reagent kit products and related products and services and other businesses that may, are or will be competitive with the Psynova’s business or that could be suitable for Psynova (“Other Interests”) and may develop or become aware of Other Interests.

Psynova and each Shareholder expressly (i) waives any such conflicts of interest or potential conflicts of interest and agrees that no RBM Related Party shall have any liability to Psynova or any Shareholder with respect to such conflicts of interest or potential conflicts of interest, (ii) acknowledges and agrees that the RBM Related Parties will not have any duty to disclose to Psynova or any other Shareholder any Other Interests, whether or not competitive with Psynova’s business and whether or not Psynova might be interested in such business opportunity for itself, (iii) acknowledges and agrees that the RBM Related Parties have no obligation to offer any such Other Interests to Psynova or any Shareholder and (iv) acknowledges and agrees that the RBM Related Parties subject to any express obligations of RBM to Psynova under the Co-Development Agreement, may engage in or possess an interest in any other business or venture of any nature and description, independently or with others, including any Other Interests, with no obligation to offer Psynova or any Shareholder the right to participate.Neither Psynova nor any Shareholder shall have any right in any Other Interests or independent venture of any RBM Related Party or its income or profits associated with such Other Interests.
3	The notice details for RBM are as follows

RBM	Rules Based Medicine, Inc
3300 Duval Road
Austin
Texas 78759
Fax number	[ ] (Attn [ ])
4	Except where expressly set out herein, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed, but this does not affect any right or remedy of a third party which exists or is available apart from the Contracts (Rights of Third Parties) Act 1999.

5	This Deed may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

6	Nothing in this Deed shall release the parties to the Shareholder Agreement from any liability in respect of any obligations under the Shareholder Agreement due to be performed prior to the date first written above.

7	This Deed shall be deemed to be a contract made under and shall be construed in accordance with and governed by the laws of England. The courts of England have jurisdiction to settle any dispute arising from or connected with this Deed including a dispute regarding the existence, validity or termination of this Deed or the consequences of its nullity.

IN WITNESS of which this Deed has been executed as a deed and is delivered on the date first above written.

EXECUTED AND DELIVERED	)

AS A DEED by RULES-BASED	)

MEDICINE, INC. a company	)
incorporated in State of Delaware by		)
T. Craig Benson being a person	)
who, in accordance with the laws	)
of that territory, is acting under the	)
authority of RULES-BASED	)
MEDICINE, INC.	)
/s/ T. Craig Benson T. Craig Benson

EXECUTED AND DELIVERED	)

AS A DEED by PSYNOVA	)

NEUROTECH LIMITED	)		/s/ Paul Rodgers

acting by two directors or one	)		Director

director and the company secretary	)
/s/ Sabine Bahn

Director/Company Secretary
[Other Shareholders to execute]

)

By:		)
	Authorized Representative	)
	Name:	)
	Title:	)
	Date:	)

)

By:		)
	Authorized Representative	)
	Name:	)
	Title:	)
	Date:	)

)

By:		)
	Authorized Representative	)
	Name:	)
	Title:	)
	Date:	)

)

By:		)
	Authorized Representative	)
	Name:	)
	Title:	)
	Date:	)

)

By:		)
	Authorized Representative	)
	Name:	)
	Title:	)
	Date:	)

)

By:		)
	Authorized Representative	)
	Name:	)
	Title:	)
	Date:	)

APPENDIX E
Written Resolution
Registered Number: 5524107
PSYNOVA NEUROTECH LIMITED
(the “Company”)
PRIVATE COMPANY LIMITED BY SHARES

SHAREHOLDER’S WRITTEN RESOLUTION
CIRCULATED ON
PURSUANT TO CHAPTER 2
OF PART 13 OF THE COMPANIES ACT 2006

Pursuant to Chapter 2 of Part 13 of the Companies Act 2006, the directors of the Company propose that the following resolution is passed as a special resolution.
SPECIAL RESOLUTION
That the Articles of Association of the Company are amended as follows:
(a)	add a new definition in Article 2.1 as follows

“ “RBM” means Rules Based Medicine, Inc., a corporation having its principal place of business at 3300 Duval Road, Austin, Texas 78759, USA;”

(b)	amend Article 15.1 to replace the second sentence with;

“Subject to article 15.2, the quorum requirement shall be satisfied when persons representing the holders of a majority of the Preferred A Shares are present and, in addition, the number of other shareholders present or represented is not less than the number of persons present representing the holders of a majority of the Preferred A Shares.”

(c)	insert a new Article 17.4 as follows (and renumber existing Articles 17.4 to 17.6 accordingly and make appropriate adjustments to cross-references to those Articles):
“17.4	RBM may for so long as it holds Shares from time to time appoint two persons to be Non-Executive Directors in each case by notice given in accordance with the provisions of article 17.6 and may in like manner remove any Non-Executive Director appointed by RBM and by like notice from time to time appoint any other person to be Director in the place of a Director so removed, provided always that no more than two RBM Non-Executive Directors shall hold office at any one time.”
(d)	amend Article 24.1 as follows;

replace “any of articles 17.2, 17.3 and 17.5” with “any of articles 17.2, 17.3 and 17.4”; and

replace “Subject to article 24.2” with “Subject to articles 24.2 and 24.5”;

(e)	amend Article 24.4 by adding “Subject to article 24.5” at the beginning;

(f)	insert a new Article 24.5 as follows (and renumber existing Article 24.5 and Article 24.6 accordingly):
“24.5	A director appointed by RBM in accordance with article 17.4 shall abstain from voting in respect of any matter directly relating to the Co-Development and Commercialization Agreement between the Company and RBM dated [date] where RBM has a conflict of interest with the Company.”
(g)	replace the existing Article 10 with the following:
“10.	PRE-EMPTION PROCEDURE ON THE TRANSFER OF SHARES

10.1	Except as provided in Articles 9, 11 and 12 no Member, or person entitled to Shares in the Company by transmission, shall be entitled to transfer his Shares without first offering them for transfer in accordance with this Article 10. Save as provided in Article 12, the offer may be in respect of all or part only of the Shares held by the proposing transferor and shall be made by the proposing transferor by notice in writing to the Company (“a Transfer Notice”).

10.2	The Transfer Notice shall specify the Shares offered (“the Offered Shares”) and the price at which they are offered (“the Specified Price”). The Transfer Notice shall constitute the Directors as the agent of the proposing transferor for the sale of the Offered Shares in accordance with this Article 10 at the Specified Price. Save as provided in article 12.1 the Transfer Notice may contain a provision that, unless all the Offered Shares are sold under this Article, none shall be sold and that provision shall have effect (a “Total Transfer Condition”). The Transfer Notice may not be revoked unless the Directors otherwise agree.

10.3	On receipt by the Company of a Transfer Notice the Directors shall (unless RBM is the proposing transferor or is no longer a member of the Company, in which case articles 10.5 to 10.7 shall apply) as soon as practicable thereafter give notice to RBM of the number and description of the Offered Shares and the Specified Price. The notice shall invite RBM to state in writing to the Company within 60 days whether it is willing to purchase any, and if so what number and in what classes (if relevant) (“RBM Amount”) of the Offered Shares. The Directors shall at the same time give a copy of the notice to the proposing transferor

10.4	On the expiration of the 60 day period referred to in article 10.3
10.4.1	if the RBM Amount is all of the Offered Shares, then all of the Offered Shares shall be allocated to RBM and article 10.8 shall apply,

10.4.2	if the RBM Amount is none or less than all of the Offered Shares, then articles 10.5 to 10.7 shall apply.
10.5	Where this article applies, then on the expiration of the 60 day period referred to in article 10.4 (or, where RBM is the proposing transferor or is no longer a member of the Company, on receipt by the Company of a Transfer Notice) the Directors shall as soon as practicable thereafter give notice to all the holders of Shares (other than the proposing transferor and RBM) of the number and description of the Offered Shares less, where applicable, the RBM Amount (the “Residual Shares”) and the Specified Price The notice shall invite each such Member to state in writing to the Company within 30 days whether he is willing to purchase any, and if so what maximum number and in what classes (if relevant) (“Maximum”) of the Residual Shares The Directors shall at the same time give a copy of the notice to the proposing transferor

10.6	On the expiration of the 30 day period referred to in article 10.5 the Directors shall allocate the Residual Shares to or amongst such of the Members as have stated IN writing to the Company within that period that they wish to purchase some or all of the Residual Shares (each a “Purchasing Member”) and such allocation shall in the case of competition be made as nearly as possible (without creating fractions of shares) pro rata to the number of Shares held by him but shall not exceed the Maximum which such holder shall have expressed a willingness to purchase

10.7	If the Transfer Notice contains a Total Transfer Condition and following allocation in accordance with article 10.6, less than all of the Offered Shares have been allocated to RBM and to Purchasing Members, then no allocation shall be deemed to have been made and article 10.10 shall apply

10.8	On the allocation being made, the Directors shall give details of the allocation in writing to RBM (if the RBM Amount is greater than zero) and each Purchasing Member (together the “Purchasers”) and to the proposing transferor and, within seven days after such details are given, the Purchasers to whom the allocation has been made shall pay the purchase price for, and accept transfer of, the Offered Shares allocated to them respectively and the proposing transferor shall be bound, on payment of such purchase price, to transfer the Offered Shares to the respective Purchasers to whom the allocation has been made

10.9	If the proposing transferor after becoming bound to transfer the Offered Shares fails to do so, the Company may receive the purchase price and the Directors may appoint a person to execute instruments of transfer of the Offered Shares in favour of the Purchasers to whom the allocation has been made and shall cause the names of those Purchasers to be entered in the register of members of the Company as the holders of the Offered Shares and shall hold the purchase price in trust for the proposing transferor The receipt of the Company shall be a good discharge to those Purchasers and, after their names have been entered in the Register of Members of the Company under this provision, the validity of the transaction shall not be questioned by any person

10.10	If following allocation in accordance with article 10.6, less than all of the Offered Shares have been allocated to RBM and to Purchasing Members, then the proposing transferor may (subject to the provisions of Articles 8.3 and 8.4, and other than where the Offered Shares are being sold pursuant to Articles 12.1 to 12.4 inclusive) at any time within a period of 100 days after the expiry of the 30 day period transfer the Offered Shares not allocated or, if the Transfer Notice contained a Total Transfer Condition, all of the Offered Shares, to any person (the “Transferee”) and at any price (being not less than the Specified Price) provided that
10.10.1	unless the proposing transferor is RBM, then prior to such transfer the proposing transferor must offer in writing to transfer all shares that it proposes to transfer to the Transferee to RBM at the same price as is to be paid by the Transferee, and RBM may by notice in writing given within 10 days to the proposing transferor agree to purchase all such shares at that price, in which case the proposing transferor shall transfer such shares to RBM within seven days after RBM gives such notice and RBM shall pay the purchase price for, and accept transfer of, such shares, article 10.9 shall apply to any transfer under this article 10.10.1 as it does to a transfer under article 10.8,

10.10.2	if the Transfer Notice contained a Total Transfer Condition he shall not be entitled to transfer any of the Offered shares unless in aggregate all of the Offered Shares are so transferred, and

10.10.3	the Directors may require to be satisfied that those Offered Shares are being transferred under a bona fide sale for the consideration stated in the transfer without any deduction, rebate or allowance to the Purchaser and, if not so satisfied, may refuse to register the instrument of transfer
10.11	If following allocation in accordance with article 10.6, less than all of the Offered Shares have been allocated to RBM and to Purchasing Members, and such Offered Shares are being sold pursuant to Articles 12.1-12.4 (inclusive), the Offered Shares (or the unallocated portion of them) shall continue to be held by the relevant Member as detailed in Articles 12.1.1 to 12.1.5 inclusive ”
(h)	amend Article 11.1.1 by adding “, provided, however, in no event shall RBM be deemed to be a “Buyer” for purposes of this Article 11 and the provisions of this Article 11 shall not apply in the event RBM acquires any Controlling Interest in the Company, however accomplished ” to the end of such article,

(i)	amend Article 11.5 by adding “If RBM gives written notice to the Members of its election to require Members to accept the Offer or if” at the beginning of such article,

(j)	amend Article 3.1 to read in its entirety as follows;

“The authorised share capital of the Company is [***] divided into [***] Ordinary Shares and [***] Preferred A Shares,

(k)	amend Article 4.4 to read in its entirety as follows;
4.4	Dividends
4.4.1 in the event that a dividend or other distribution is declared in respect of any financial year such sum shall be apportioned (a) first to the holder(s) of the Preferred A Shares until all amounts described in article 4.2.1 have been fully paid and (b) second, among the holders of Preferred A Shares and Ordinary Shares pro rata to their holdings as though they constituted one class of shares.”; and
(1)	amend Article 12.1 by amending the reference to “PCT or PCI” to read as “the holders of a majority of the issued and outstanding Preferred A Shares”.
We, the undersigned, being all the members of the Company for the time being entitled to receive notice of, attend and vote at General Meetings, hereby unanimously pass these special resolutions and declare that the said resolutions shall for all purposes be valid and effective as if the same had been passed at a General Meeting of the Company duly convened and held.
These resolutions may be executed in any number of counterparts and by different parties on separate counterparts each of which counterparts shall, when executed, be an original, but all of the counterparts shall together constitute one and the same instrument and shall become effective upon the execution of such counterparts by all of the members entitled to receive notice of, attend and vote at General Meetings.
Each Shareholder to sign

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EXPLANATORY NOTES FOR SHAREHOLDERS:
1.	If you agree to the resolution, please indicate your agreement by signing and dating this document where indicated above and returning it to the Company.

2.	Once you have indicated your agreement to the resolution, you may not revoke your agreement.

3.	Unless, by the date at the end of the 28-day period beginning on the circulation date, sufficient agreement has been received for the resolution to pass, it will lapse. If you agree to the resolution, please ensure that your agreement reaches us before or on this date